Exhibit 10.0

                                                                  EXECUTION COPY









          _____________________________________________________________
          _____________________________________________________________



                            STOCK PURCHASE AGREEMENT

                                     by and

                                      among

                             HARCOURT GENERAL, INC.,

                            HARCOURT BRACE & COMPANY,

                        HARCOURT GENERAL INSURANCE, INC.

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION



                            Dated as of June 30, 1994


          _____________________________________________________________
          _____________________________________________________________

                                TABLE OF CONTENTS

                                                                            Page

1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.       Sale and Purchase of Shares  . . . . . . . . . . . . . . . . . . . .  7

         2.1     Sale of Shares . . . . . . . . . . . . . . . . . . . . . . .  7
         2.2     Purchase Price and Payment for Shares  . . . . . . . . . . .  8
         2.3     Delivery of Shares . . . . . . . . . . . . . . . . . . . . .  8
         2.4     Post-Closing Purchase Price Adjustment; Closing
                   Financial Statements . . . . . . . . . . . . . . . . . . .  8

3.       Closing; Closing Date  . . . . . . . . . . . . . . . . . . . . . .   11

4.       Representations and Warranties of Parent and Seller.         . . .   11

         4.1     Existence and Power  . . . . . . . . . . . . . . . . . . .   11
         4.2     Authority; Execution and Delivery  . . . . . . . . . . . .   11
         4.3     Consents and Approvals . . . . . . . . . . . . . . . . . .   12
         4.4     No Conflict  . . . . . . . . . . . . . . . . . . . . . . .   12
         4.5     Capital Stock; Title . . . . . . . . . . . . . . . . . . .   13
         4.6     Options or Other Rights  . . . . . . . . . . . . . . . . .   13
         4.7     Charter Documents and By-laws  . . . . . . . . . . . . . .   13
         4.8     Minute Books . . . . . . . . . . . . . . . . . . . . . . .   13
         4.9     GAAP and SAP Statements  . . . . . . . . . . . . . . . . .   13
         4.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.12    Contracts and Other Agreements . . . . . . . . . . . . . .   17
         4.13    Insurance  . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.14    Employee Benefits  . . . . . . . . . . . . . . . . . . . .   18
         4.15    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   19

5.       Representations and Warranties of the Company  . . . . . . . . . .   19

         5.1     Corporate Authority  . . . . . . . . . . . . . . . . . . .   19
         5.2     Consents and Approvals . . . . . . . . . . . . . . . . . .   19
         5.3     No Conflict  . . . . . . . . . . . . . . . . . . . . . . .   19
         5.4     Minute Books . . . . . . . . . . . . . . . . . . . . . . .   20
         5.5     Compliance With Laws . . . . . . . . . . . . . . . . . . .   20
         5.6     Insurance Licenses . . . . . . . . . . . . . . . . . . . .   20
         5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . .   20
         5.8     Contracts and Other Agreements . . . . . . . . . . . . . .   21
         5.9     Real Estate  . . . . . . . . . . . . . . . . . . . . . . .   22
         5.10    Personal Property; Intellectual Property . . . . . . . . .   23
         5.11    Operations of the Company  . . . . . . . . . . . . . . . .   23
         5.12    Environmental Matters  . . . . . . . . . . . . . . . . . .   26
         5.13    Labor Matters  . . . . . . . . . . . . . . . . . . . . . .   27
         5.14    No Undisclosed Liabilities . . . . . . . . . . . . . . . .   27

6.       Representations and Warranties of Buyer  . . . . . . . . . . . . .   28

         6.1     Existence and Power  . . . . . . . . . . . . . . . . . . .   28
         6.2     Execution and Delivery . . . . . . . . . . . . . . . . . .   28
         6.3     Consents and Approvals . . . . . . . . . . . . . . . . . .   28
         6.4     No Conflict  . . . . . . . . . . . . . . . . . . . . . . .   28

         6.5     Purchase Not for Distribution  . . . . . . . . . . . . . .   29
         6.6     Financing  . . . . . . . . . . . . . . . . . . . . . . . .   29
         6.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . .   29
         6.8     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . .   29

7. Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . .   29

         7.1     Conduct of Business  . . . . . . . . . . . . . . . . . . .   29
         7.2     Pre-Closing Maintenance of Insurance . . . . . . . . . . .   31
         7.3     Litigation; Notice of Assessments; Requests for
                   Information  . . . . . . . . . . . . . . . . . . . . . .   31
         7.4     Access to Information; Confidentiality . . . . . . . . . .   32
         7.5     State Insurance and Other Regulatory Approvals . . . . . .   33
         7.6     Additional Financial Statements  . . . . . . . . . . . . .   33
         7.7     Further Assurances . . . . . . . . . . . . . . . . . . . .   33
         7.8     Certain Employee Matters . . . . . . . . . . . . . . . . .   34
         7.9     Settlement of Intercompany Accounts; Cancellation
                   of Intercompany and Other Agreements . . . . . . . . . .   38
         7.10    Headquarters Facility  . . . . . . . . . . . . . . . . . .   38
         7.11    Name Change  . . . . . . . . . . . . . . . . . . . . . . .   38
         7.12    Investments  . . . . . . . . . . . . . . . . . . . . . . .   39
         7.13    Resignations of Directors  . . . . . . . . . . . . . . . .   39
         7.14    No Negotiations, etc . . . . . . . . . . . . . . . . . . .   39
         7.15    Real Estate  . . . . . . . . . . . . . . . . . . . . . . .   40

8.       Conditions Precedent to the Obligation of Buyer  . . . . . . . . .   40

         8.1     Representations and Warranties; Covenants and
                   Agreements . . . . . . . . . . . . . . . . . . . . . . .   40
         8.2     Governmental Approvals; Illegality . . . . . . . . . . . .   41
         8.3     Third Party Consents . . . . . . . . . . . . . . . . . . .   41
         8.4     Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . .   41
         8.5     Opinions of Counsel to Parent, Seller and the
                   Company  . . . . . . . . . . . . . . . . . . . . . . . .   41
         8.6     No Material Adverse Change . . . . . . . . . . . . . . . .   41

9.       Conditions Precedent to the Obligations of Parent, Seller and
           the Company  . . . . . . . . . . . . . . . . . . . . . . . . . .   41

         9.1     Representations and Warranties; Covenants and
                   Agreements . . . . . . . . . . . . . . . . . . . . . . .   42
         9.2     Governmental Approvals; Illegality . . . . . . . . . . . .   42
         9.3     Third Party Consents . . . . . . . . . . . . . . . . . . .   42
         9.4     Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . .   42
         9.5     Opinion of Counsel to Buyer  . . . . . . . . . . . . . . .   42

10.      Survival and Indemnification.  . . . . . . . . . . . . . . . . . .   43

         10.1    Survival of Representations and Warranties . . . . . . . .   43
         10.2    Indemnification by Parent and Seller . . . . . . . . . . .   43
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . .   44
         10.4    Environmental Indemnification  . . . . . . . . . . . . . .   44
         10.5    Procedure  . . . . . . . . . . . . . . . . . . . . . . . .   44

11.      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

         11.1    Certain Tax Matters  . . . . . . . . . . . . . . . . . . .   45
         11.2    Tax Indemnification  . . . . . . . . . . . . . . . . . . .   47
         11.3    Tax Related Adjustments  . . . . . . . . . . . . . . . . .   51
         11.4    Transfer Taxes . . . . . . . . . . . . . . . . . . . . . .   52

12.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

         12.1    Termination and Abandonment  . . . . . . . . . . . . . . .   52
         12.2    Survival; Expenses . . . . . . . . . . . . . . . . . . . .   53

13.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .   53

         13.1    Public Announcements . . . . . . . . . . . . . . . . . . .   53
         13.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   53
         13.3    Non-Competition  . . . . . . . . . . . . . . . . . . . . .   54
         13.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . .   55
         13.5    Waivers and Amendments; Noncontractual Remedies;
                   Preservation of Remedies . . . . . . . . . . . . . . . .   55
         13.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . .   55
         13.7    Binding Effect; Assignment Limited . . . . . . . . . . . .   55
         13.8    No Third-Party Beneficiaries . . . . . . . . . . . . . . .   55
         13.9    Counterparts . . . . . . . . . . . . . . . . . . . . . . .   55
         13.10   Schedules  . . . . . . . . . . . . . . . . . . . . . . . .   56
         13.11   Headings . . . . . . . . . . . . . . . . . . . . . . . . .   56
         13.12   Remedies . . . . . . . . . . . . . . . . . . . . . . . . .   56
         13.13   Invalidity of Provisions . . . . . . . . . . . . . . . . .   56



                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 30, 1994, by and among Harcourt General, Inc., a Delaware corporation ("Parent"), Harcourt Brace & Company, a Delaware corporation ("Seller"), Harcourt General Insurance, Inc., a Delaware corporation (the "Company"), and General Electric Capital Corporation, a New York corporation ("Buyer").

                                    RECITALS:

          WHEREAS, Parent is the beneficial owner of all of the issued and outstanding capital stock of Seller;

          WHEREAS, Seller is the beneficial and record owner of 100 shares (the "Shares") of the issued and outstanding common stock, $1.00 par value per share, of the Company;

          WHEREAS, the Shares constitute all of the issued and outstanding capital stock of the Company;

          WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares, upon the terms, subject to the conditions and for the consideration set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, Parent, Seller, the Company and Buyer agree as follows:

          1. Definitions. (a) Except as the context shall otherwise require, the following terms when used in this Agreement shall have the following meanings:

          "Adjusted Closing Capital" means the sum of (i) FHLIC's capital and surplus as reflected in the Closing SAP Financial Statements, excluding the effects of any surplus relief since March 31, 1994, plus (ii) the amount of AVR as of the Closing Date for each of the Insurance Subsidiaries, all determined in accordance with SAP in effect on March 31, 1994.

          "Affected Employees" means (i) all current or former employees of the Company or any of its Subsidiaries as of the Closing Date, including any such person who is on disability, layoff or leave of absence, but excluding any former employee of the Company or any of its Subsidiaries who subsequently became employed by Parent or any Subsidiary of Parent other than the Company or any of its Subsidiaries, and (ii) employees of Parent or Seller who are employed at the Company's facilities in Orlando, Florida as of the Closing Date and whose employment is predominantly in connection with the business or affairs of the Company or any of its Subsidiaries, including any such person who is on disability, layoff or leave of absence.

          "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

          "Agreement" means this Stock Purchase Agreement, including the Schedules and Exhibits attached hereto.

          "Annual SAP Statements" means, with respect to any Person, the annual statements of such Person prepared in accordance with SAP, as filed with or submitted to the Insurance Department on forms prescribed or permitted by the Insurance Department.

          "AVR" means, with respect to any Person, the Asset Valuation Reserve set forth in the balance sheet of such Person in accordance with SAP as then in effect.

          "Benefit Arrangements" has the meaning set forth in Section 4.14(a).

          "Business Day" means any day which is neither a Saturday nor a Sunday, nor a day on which banking institutions in the City of New York, New York, shall be permitted or required by law or executive order to be closed.

          "Buyer" has the meaning set forth in the first paragraph hereof.

          "Buyer Disclosure Schedule" refers to the disclosure schedule delivered by Buyer to Parent, Seller and the Company in connection with the execution and delivery of this Agreement.

          "Buyer Group Member" has the meaning set forth in Section 11.3(d).

          "Buyer's Price Calculation" has the meaning set forth in Section
2.4(f).

          "Captive Agents" shall mean those individuals who provide services to the Company or any of its Subsidiaries as independent contractors in connection with the sale of insurance.

          "Captive Agent Programs" shall mean policy number
G-2494 held by Harvest Insurance Agency, Inc., the Harvest Insurance Agency, Inc. Long Term Disability Plan, and certain sales incentives, prizes and other payroll practices designed to increase sales of insurance products.

          "Closing" means the closing of the sale and purchase of the Shares contemplated by this Agreement.

          "Closing Date" has the meaning set forth in Section 3.

          "Closing SAP Financial Statements" means the audited balance sheet of each of FHLIC and the other Insurance Subsidiaries as of the Closing Date and the related audited summary of operations and statements of change in capital and surplus and cash flow for the period then ending, each prepared in accordance with SAP using customary standards of practice used in preparing year-end financial statements.

          "Closing Purchase Price" has the meaning set forth in Section 2.2(a).

          "COBRA" refers to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 relating to continuation of health benefits in certain circumstances.

          "Code" means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

          "Company" has the meaning set forth in the first paragraph hereof.

          "Company Disclosure Schedule" refers to the disclosure schedule delivered by the Company to Buyer in connection with the execution and delivery of this Agreement.

          "Company Plans" has the meaning set forth in Section 4.14(a).

          "Contracts and Other Agreements" means all contracts, agreements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding agreements, whether written or oral.

           "Defined Contribution Plans" means the Parent's ESOP and the Parent's Savings Plan.

          "Employee Benefit Programs" has the meaning set forth in Section 4.14(a).

          "Employment and Withholding Taxes" means all employment, payroll and withholding Taxes payable with respect to salaries, wages, commissions, other compensation or other payments actually or constructively made by the Company or any Subsidiary on or before the Closing Date, except to the extent such Taxes have been withheld on or prior to the Closing Date and are required to be paid to the appropriate taxing authority after the Closing Date.

          "Environmental Law" means, without limitation, any of the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act, the Occupational Health and Safety Act, each as amended, and all other environmental statutes enacted by the United States and by state and local Governmental or Regulatory Bodies (including municipal sewerage authorities), and any executive orders, ordinances, rules or regulations promulgated under any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Executive Officers" means, with respect to any corporation, the chairman of the Board of Directors, the president, any executive or senior vice president, the general counsel, and the treasurer of such corporation (and other individuals, if any, performing comparable functions), and with respect to any partnership, the individuals performing comparable functions on behalf of such partnership.

          "Federal" means of or pertaining to the government of the United States of America.

          "FHLIC" means Federal Home Life Insurance Company, an Indiana insurance corporation.

          "Final Purchase Price" has the meaning set forth in Section 2.2(a).

          "FTC" means the Federal Trade Commission of the United States of America.

          "GAAP" means United States generally accepted accounting principles consistently applied throughout the specified period and in the immediately prior comparable period, except for normal recurring year-end adjustments.

          "Governmental or Regulatory Body" means any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

          "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "IMR" means, with respect to any Person, the Interest Maintenance Reserve set forth in the balance sheet of such Person in accordance with SAP as then in effect.

          "Income Taxes" means (i) all Taxes however denominated that are based upon or measured by gross income, net income or gross receipts, (ii) minimum and tax preference based Taxes, (iii) franchise Taxes and (iv) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax described in clauses (i) through (iv) or any contest, dispute or refund thereof.

          "Income Tax Returns" means Tax Returns in respect of Income Taxes.

          "Indemnitee" has the meaning set forth in Section 10.4.

          "Indemnitor" has the meaning set forth in Section 10.4.

          "Insurance Contracts" means all insurance policies, annuity contracts, guaranteed investment contracts and other insurance products underwritten by the Insurance Subsidiaries.

          "Insurance Department" means the appropriate insurance regulatory governmental authority for each Insurance Subsidiary's state of domicile and deemed commercial domicile, if any.

          "Insurance Licenses" has the meaning set forth in Section 5.6(a).

          "Insurance Subsidiary" means any of Federal Home Life Insurance Company, an Indiana stock insurance corporation, The Harvest Life Insurance Company, an Ohio stock insurance corporation, and PHF Life Insurance Company, a Florida stock insurance corporation deemed to be "commercially domiciled" for insurance regulatory purposes in the State of New York.

          "Interim SAP Statements" has the meaning set forth in Section 7.6.

          "Investment Contracts" means all contracts, agreements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding agreements included in the investment portfolio of the Company or any of its Subsidiaries.

          "IRS" means the Internal Revenue Service of the United States of America.

          "Justice" means the Antitrust Division of the Department of Justice of the United States of America.

          "Knowledge" means, with respect to any entity, the actual knowledge of any of the Executive Officers of such entity.

          "Lien or Other Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

          "Litigation" means, with respect to any Person, any claim, action, suit, proceeding, arbitration or investigation of which such Person has actual notice.

          "Losses" means all losses, liabilities (including for environmental clean up), damages (excluding consequential damages suffered by any Indemnitee), deficiencies, costs, fines and assessments, penalties, claims, actions, injuries, suits, judgments and expenses (including interest actually paid by an Indemnitee to a third party and reasonable attorneys' fees and disbursements), howsoever arising, net of any insurance proceeds the Person incurring such losses recovered in respect thereof.

          "Material Adverse Effect" means an effect which is materially adverse to either (a) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the legal ability of Parent or Seller to consummate the transactions contemplated by this Agreement other than by reason of the inability of Buyer to consummate such transactions.

          "MSVR" means, with respect to any Person, the Mandatory Securities Valuation Reserve set forth in the balance sheet of such Person in accordance with SAP as then in effect.

          "NAIC" means the National Association of Insurance Commissioners and any successor thereto.

          "Notice" has the meaning set forth in Section 10.4.

          "Parent" has the meaning set forth in the first paragraph hereof.

          "Parent's ESOP" means the Harcourt General, Inc. Employee Stock Ownership Plan.

          "Parent's Retirement Plan" means the Harcourt General, Inc. Retirement Plan.

          "Parent's Savings Plan" means the Harcourt General, Inc. Employee Savings Plan.

          "Permits" means all licenses, permits, orders, approvals, registrations, authorizations and qualifications with and under all Federal, state, local or foreign laws and Governmental or Regulatory Bodies and all industry or other nongovernmental self-regulatory organizations that are necessary for the conduct of the applicable Person's business and the ownership of its properties.

          "Permitted Liens" means (i) Liens or Other Encumbrances for Taxes as to which a Person is not delinquent or is contesting in good faith, (ii) statutory or other Liens or Other Encumbrances that do not interfere with the use by a Person of the property involved and (iii) matters that are disclosed as standard printed exceptions in the real estate title insurance policy obtained in connection with the transfer of such property.

          "Person" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental or Regulatory Body, or other entity.

          "Proposed Settlement" has the meaning set forth in Section 11.2(d).

          "Quarterly SAP Statements" means, with respect to any Person, the quarterly statements of such Person prepared in accordance with SAP, as filed with or submitted to the Insurance Department on forms prescribed or permitted by the Insurance Department.

          "SAP" means, with respect to any Person, the statutory accounting practices prescribed or permitted by the Insurance Department, consistently applied throughout the specified period and in the immediately prior comparable period.

          "Section 338 Forms" has the meaning set forth in Section 11.1.

          "Seller" has the meaning set forth in the first paragraph hereof.

          "Seller Consolidated and Combined Returns" means any consolidated, affiliated, combined or unitary Tax Returns of Parent which include the Company or any Subsidiary (other than those including only the Company or any Subsidiary).

          "Seller Disclosure Schedule" refers to the disclosure schedule delivered by Parent and Seller to Buyer in connection with the execution and delivery of this Agreement.

          "Seller Group" has the meaning set forth in Section 11.3(d).

          "Seller's Price Calculation" has the meaning set forth in Section 2.4(f).

          "SERP" means the Harcourt General, Inc. Supplemental Executive Retirement Plan.

          "Shares" has the meaning set forth in the recitals hereof.

          "Settlement Auditor" has the meaning set forth in Section 2.4(e).

          "SIARP" shall mean Federal Home Life Insurance Company 1987 Special Individual Account Retirement Program.

          "Subsidiary" of any Person means a Person 50% or more of the outstanding voting stock or other ownership interests of which are owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so far as no senior class of stock has such voting power by reason of any contingency. Notwithstanding the foregoing, the Subsidiaries of the Company shall be deemed to include without limitation The Harvest Life Insurance Agency, Inc., an Ohio corporation.

          "Tax Allocation Agreement" has the meaning set forth in Section
2.4(g).

          "Tax Claim" has the meaning set forth in Section 11.2(d).

          "Taxes" means all taxes, charges, fees, levies, or other similar assessments, including without limitation (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest, dispute or refund thereof.

          "Tax Return" means any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

          "Tax Statement" has the meaning set forth in Section 11.2(e).

          "Third Party Consultant" has the meaning set forth in Section 7.12.

          "Transfer Amount" has the meaning set forth in Section 7.8(d).

          "Transferred Employee" means any Affected Employee who is offered employment or remains employed by the Company or any of its Subsidiaries as of the Closing Date or such later date, in either case as otherwise provided in
Section 7.8(a) hereof.

          "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

          (b) "Including" and other forms of such terms, with respect to any matter or thing, shall be construed to mean "including but not limited to" such matter or thing.

          2.  Sale and Purchase of Shares.

          2.1 Sale of Shares. At the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares, upon the terms and subject to the conditions set forth herein.

          2.2  Purchase Price and Payment for Shares.  (a)
The purchase price for the Shares shall be an amount equal to the sum of $400 million plus an amount equal to the simple interest that would accrue thereon at an annual interest rate of 7% for the period from June 17, 1994 through the Closing Date (the "Closing Purchase Price") and subject to adjustment following the Closing in accordance with Sections 2.4, 11.1(v) and 11.1(vi) (as so adjusted, the "Final Purchase Price").

          (b) At the Closing, Buyer shall pay to Seller the Closing Purchase Price, in immediately available funds by wire transfer to such account or accounts of Seller as Seller shall have designated to Buyer, in the manner specified herein for the delivery of notices, not less than two Business Days prior to the Closing Date.

          2.3 Delivery of Shares. At the Closing, Seller shall deliver to Buyer certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers together with all necessary stock transfer stamps affixed thereto and such other instruments as shall reasonably be required by Buyer to transfer to Buyer all right, title and interest in and to the Shares, free and clear of any Lien or Other Encumbrance (other than (i) Liens or Other Encumbrances created by Buyer and (ii) the requirements of the Federal and state securities laws and state insurance laws respecting limitations on the subsequent transfer thereof). All such certificates, stock powers and instruments shall be in form and content reasonably satisfactory to Buyer and its counsel.

          2.4 Post-Closing Purchase Price Adjustment; Closing Financial Statements. (a) Subject to Sections 11.1(v) and 11.1(vi), upon the earlier to occur of (i) the parties' agreement (or deemed agreement pursuant to Section 2.4(d)) with respect to the calculation of the Final Purchase Price and (ii) the delivery of any report of the Settlement Auditor as provided in Sections 2.4(e) and 2.4(f), the Closing Purchase Price shall be decreased by the amount, if any, by which Adjusted Closing Capital is less than $208.7 million. Seller shall pay, within five Business Days after the earlier to occur of the events described in clauses (i) and (ii) above, the amount of such decrease to Buyer, plus simple interest on the amount of such decrease from the Closing Date to the date of payment at an annual interest rate equal to 7%, by wire transfer of immediately available funds to such account or accounts of Buyer as Buyer specifies in writing to Seller in the manner specified herein for the delivery of notices.

          (b) Within 30 days after the Closing Date, Seller shall prepare and deliver to Deloitte & Touche for audit the Closing SAP Financial Statements. Buyer shall, and shall cause the Company and its Subsidiaries and Buyer's and their officers and employees to, afford to Seller and its officers, employees and agents reasonable access at reasonable times to the officers, employees, properties, books and records of the Company and its Subsidiaries and shall furnish to Seller all financial and other data and information relating to the Company and the Subsidiaries as Seller may reasonably request in connection with Seller's preparation of the Closing SAP Financial Statements. As promptly as practicable following such delivery (and, in any event, within 60 days), Seller shall cause (at its expense) Deloitte & Touche to audit the Closing SAP Financial Statements. Buyer shall, and shall cause the Company and its Subsidiaries and Buyer's and their officers and employees to, cooperate with Deloitte & Touche in connection with such audit. As promptly as practicable after such audit is completed, Seller shall deliver to Buyer the audited Closing SAP Financial Statements together with (i) the report thereon of

Deloitte & Touche (unqualified except for a disclaimer that such financial statements were not prepared in accordance with GAAP) to the effect that such audit was conducted in accordance with generally accepted auditing standards and that such firm believes that such audit provides a reasonable basis for such firm's opinion thereon and that the Closing SAP Financial Statements present fairly in all material respects the financial condition of FHLIC and its consolidated subsidiaries as of the Closing Date in conformity with SAP,
(ii) a report signed by Deloitte & Touche setting forth the calculation of Adjusted Closing Capital in sufficient detail to permit Buyer to verify such calculation, and (iii) a report of Deloitte & Touche setting forth in sufficient detail the various components of the line item "Federal Income Taxes Due" on the Company's Closing SAP Financial Statements so that the amount of such line item attributable to the 1991 IRS audit (the "1991 Reserve") may be determined.

          (c) After the conduct of the audits required pursuant to Section 2.4(b), Seller shall cause Deloitte & Touche (subject to the execution by Buyer and delivery to Deloitte & Touche of an appropriate agreement relating to such documents) to (i) provide to Buyer's independent auditors such work papers and other documents of Deloitte & Touche relating to such audits as Buyer's independent auditors may reasonably request and (ii) cooperate with, and be reasonably available to, Buyer's independent auditors to provide such other information reasonably requested by Buyer's independent auditors concerning such audits and the accounting and auditing issues that arise from or relate to such audits. Buyer shall pay the fees and expenses of its independent auditors.

          (d) Within 20 Business Days after Buyer's receipt of the Closing SAP Financial Statements (together with the calculation of the Adjusted Closing Capital), Buyer shall provide Seller with written notice indicating whether Buyer agrees or disagrees with such calculation, and, if Buyer disagrees with such calculation, setting forth Buyer's calculation of the Adjusted Closing Capital. If Buyer agrees with such calculation, or if Buyer fails to deliver to Seller such written notice within such 20-day period, such financial statements and such calculation shall be deemed final. To the extent Buyer and Seller are in agreement as to the calculation of the Adjusted Closing Capital, the parties agree to make the corresponding payment contemplated in Section 2.4(a).

          (e) Within ten Business Days after Seller's timely receipt of any notice of disagreement with the Closing SAP Financial Statements or the calculation of Adjusted Closing Capital, Buyer and Seller shall begin, and shall cause their independent auditors to participate in, good faith negotiations to resolve such disagreement. If such parties and their independent auditors are unable to resolve such disagreement within ten Business Days after such negotiations begin, such disagreement shall be submitted to a third independent nationally recognized auditing firm selected by the parties (the "Settlement Auditor") for resolution in a manner consistent with the provisions of this Agreement. The parties shall, and shall cause their independent auditors to, cooperate with the Settlement Auditor and shall proceed in good faith to cause the Settlement Auditor to resolve such disagreement within 60 days after such disagreement is submitted to the Settlement Auditor. The fees and expenses of the Settlement Auditor (i) shall be paid by Seller if the Buyer's calculation of Adjusted Closing Capital is closer to the Settlement Auditor's calculation of Adjusted Closing Capital than the Seller's calculation of Adjusted Closing Capital, (ii) shall be paid by Buyer if the Seller's calculation of Adjusted Closing Capital is closer to the

Settlement Auditor's calculation of Adjusted Closing Capital than the Buyer's calculation of Adjusted Closing Capital and (iii) shall be paid one-half by Seller and one-half by Buyer if neither the Seller's calculation of Adjusted Closing Capital nor the Buyer's calculation of Adjusted Closing Capital is closer to the Settlement Auditor's calculation of Adjusted Closing Capital than the other.

          (f)  The Settlement Auditor, in its sole discretion, shall determine
(i) the nature and extent of the participation by Buyer and Seller and their respective independent auditors in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that Buyer and Seller may submit to the Settlement Auditor for consideration in connection with such resolution and (iii) the personnel of the Settlement Auditor who shall review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement shall be reflected in a written report which shall be delivered promptly to, and shall be final and binding upon, the parties and the Closing Purchase Price shall be adjusted accordingly to reflect any such resolution and, as adjusted, shall be deemed to be the Final Purchase Price (subject to Sections 11.1(v) and 11.1(vi)).

          (g) Within sixty days after the Closing Date, Buyer will deliver to Seller its good faith calculation (which shall be made in a manner consistent with Parent's prior practice) of all liabilities due from the Company or any Subsidiary included in Seller Consolidated and Combined Returns to Parent pursuant to the tax allocation agreement between Parent, the Company and certain of the Subsidiaries (the "Tax Allocation Agreement") for the period or periods beginning on or after November 1, 1993 and ending on or before the Closing Date, setting forth (with reasonable specificity) the bases for such calculation. Within twenty days after Seller's receipt thereof, Seller will provide Buyer with written notice indicating whether Seller agrees or disagrees with Buyer's calculation of such liabilities. If Seller agrees with Buyer's calculation of such liabilities or if Seller fails to deliver such written notice within such twenty day period, the Company will pay to Seller the amount of Buyer's calculation of such liabilities within five business days of such written notice of agreement or the expiration of such twenty-day period, and neither Buyer, Seller, the Company, nor any Subsidiary shall have any further liability under the Tax Allocation Agreement. If Seller provides written notice to Buyer of any disagreement with Buyer's calculation of such liabilities, setting forth (with reasonable specificity) the bases therefor, Buyer and Seller will begin good faith negotiations to resolve such disagreement. If Buyer and Seller are able to resolve such disagreement within ten Business Days after Buyer's receipt of notice of disagreement, Buyer's calculation of such liabilities will be adjusted accordingly to reflect such resolution, the Company will pay to Seller the adjusted amount within five business days after such resolution, and neither Buyer, Seller, the Company, nor any Subsidiary will have any further liability under the Tax Allocation Agreement. If Buyer and Seller are unable to resolve any disagreement within ten Business Days after Buyer's receipt of notice of disagreement, Buyer and Seller will jointly request the Settlement Auditor to resolve (in accordance with Sections 2.4(e) and (f) hereof) any issue in dispute as promptly as possible and will cooperate with the Settlement Auditor to resolve such dispute. The Settlement Auditor will make a determination with respect to any disputed issue, and the amount of such liabilities will be as determined by the Settlement Auditor. Within five Business Days after the Settlement Auditor's determination, the Company will pay to Seller the amount determined by the Settlement Auditor, and neither Buyer, Seller, the Company, nor any Subsidiary will have any further liability under the Tax Allocation Agreement. Each of Buyer and Seller will pay one-half of the fees and expenses of the Settlement Auditor with regard to such determination. No payment pursuant to this Section 2.4(g) will affect Buyer's right to indemnification pursuant to Section 11.2 hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the period or periods beginning on or after November 1, 1993 and ending on or before the Closing Date, exceed the amount determined under this Section 2.4(g).

          (h) With respect to the 1991 Reserve referred to in Section 2.4(b)(iii) above, the procedures specified in this Section 2.4 shall be followed. Upon completion of such procedures, the Company shall pay to Seller an amount equal to the 1991 Reserve as finally determined less any amount actually paid by the Company or any Subsidiary to a taxing authority prior thereto in respect of the 1991 IRS audit.

          3. Closing; Closing Date. The Closing shall take place at the offices of Simpson Thacher & Bartlett, at 425 Lexington Avenue, New York, New York, on the fifth Business Day following the day on which the last to be received of all authorizations, approvals and consents from Governmental and Regulatory Bodies set forth in Section 4.3 of the Seller Disclosure Schedule,
Section 5.2 of the Company Disclosure Schedule or Section 6.3 of the Buyer Disclosure Schedule that are conditions to the consummation of the transactions contemplated hereby have been obtained, or at such other place and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date."

          4. Representations and Warranties of Parent and Seller. Parent and Seller each represents and warrants to Buyer as follows:

          4.1 Existence and Power. (a) Each of Parent, Seller, the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent, Seller and the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (b) The Company has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted by it. The Company is duly qualified or otherwise authorized or admitted as a corporation to transact business and is in good standing as a corporation in each jurisdiction set forth in Section 4.1(b) of the Seller Disclosure Schedule, which are the only jurisdictions in which such qualification, authorization or admission is required by law, except for any jurisdictions in which the failure to be so qualified, authorized or admitted could not reasonably be expected to have a Material Adverse Effect.

          4.2 Authority; Execution and Delivery. The execution and delivery by each of Parent, Seller and the Company of this Agreement, the performance by each of Parent, Seller and the Company of its obligations hereunder and the consummation by each of Parent, Seller and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent, Seller and the Company, respectively. This Agreement has been duly executed and delivered by each of Parent, Seller and the Company and constitutes the valid and binding obligation of Parent, Seller and the Company, enforceable against Parent, Seller and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3 Consents and Approvals. The execution and delivery by each of Parent, Seller and the Company of this Agreement, the performance by each of Parent, Seller and the Company of its obligations hereunder and the consummation by each of Parent, Seller and the Company of the transactions contemplated hereby do not and will not require Parent, Seller or the Company or any other Subsidiary of Parent (other than the Subsidiaries of the Company) to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except (i) as set forth in Section 4.3 of the Seller Disclosure Schedule, (ii) such as have been duly obtained and are in full force and effect on the date hereof (or will be obtained prior to the Closing Date) and, in each case, will continue to be in full force and effect on the Closing Date and (iii) those which, if not obtained, made or given, could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or the Company and its Subsidiaries.

          4.4 No Conflict. (a) The execution and delivery by each of Parent, Seller and the Company of this Agreement, the performance by each of Parent, Seller and the Company of its obligations hereunder and the consummation by each of Parent, Seller and the Company of the transactions contemplated hereby in accordance with the terms and conditions hereof will not violate any provision of the articles or certificate of incorporation or by-laws or other charter or organizational documents of Parent, Seller, the Company or any Subsidiary of the Company.

          (b) The execution and delivery by each of Parent, Seller and the Company of this Agreement, the performance by each of Parent, Seller and the Company of its obligations hereunder and the consummation by each of Parent, Seller and the Company of the transactions contemplated hereby in accordance with the terms and conditions hereof will not, to the Knowledge of Parent and Seller, (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any Contract or Other Agreement to which Parent, Seller or the Company or any other Subsidiary of Parent (other than the Subsidiaries of the Company) is a party or by or to which Parent, Seller or the Company or any other Subsidiary of Parent (other than the Subsidiaries of the Company) or any of their respective assets or properties may be bound or subject, other than such Contracts and Other Agreements terminable on not more than 90 days' notice with or without cause and without penalty or other financial obligation on the part of Parent, Seller or the Company or (ii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Parent, Seller or the Company or any other Subsidiary of Parent (other than the Subsidiaries of the Company) or any of their respective assets or properties, except, in the case of each of clauses (i) and (ii), for such violations, conflicts, breaches, modifications, rights, defaults and impairments that could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or the Company and its Subsidiaries.

          4.5 Capital Stock; Title. Section 4.5 of the Seller Disclosure Schedule accurately sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company and the authorized capital stock of each of the Company and its Subsidiaries and the number of shares of each class of capital stock of the Company and each of such Subsidiaries that are issued and outstanding. The Shares and all of the issued and outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned beneficially and of record as set forth in Section 4.5 of the Seller Disclosure Schedule, free and clear of any Lien or Other Encumbrance, except as provided in the next sentence.
Upon delivery of the payment for the Shares as herein provided, Buyer will acquire good title thereto, free and clear of any Lien or Other Encumbrance (other than (i) Liens or Other Encumbrances created by Buyer and (ii) the requirements of the Federal and state securities laws and state insurance laws respecting limitations on the subsequent transfer thereof), and will own all of the issued and outstanding shares of capital stock of the Company.

          4.6 Options or Other Rights. Except for and as provided in this Agreement, (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Parent, Seller, the Company or any other Affiliate of Parent, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company or any of its Subsidiaries (or any interest therein), (ii) there is no outstanding security of any kind that has been issued by Parent, Seller, the Company or any other Affiliate of Parent and that is convertible into or exchangeable for the capital stock of the Company or any of its Subsidiaries (or any interest therein) and (iii) there is no outstanding Contract or Other Agreement of or binding upon Parent, Seller, the Company or any other Affiliate of Parent to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company or to participate in the equity, income, or election of directors or officers of the Company or any of its Subsidiaries.

          4.7 Charter Documents and By-laws. Seller has heretofore made available to Buyer true and complete copies of the articles or certificate of incorporation and by-laws of the Company and each of its Subsidiaries, in each case as in effect on the date hereof.

          4.8 Minute Books. The minute books of the Company accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders of the Company since December 31, 1991 and all formal actions taken at all meetings and all consents in lieu of meetings of the Board of Directors of the Company and all committees thereof since December 31, 1991. All of such minute books have previously been made available for inspection by Buyer.

          4.9 GAAP and SAP Statements. (a) Seller has made available to Buyer the consolidated balance sheets of the Company and its consolidated subsidiaries as of October 31, 1993, 1992 and 1991 and April 30, 1994 and the related statements of income, changes in stockholder's equity and cash flow for the periods then ended. Such financial statements present fairly in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated subsidiaries as of each such date and for each such period in conformity with GAAP, except that footnotes are not included in such financial statements.

          (b) Seller has made available to Buyer Annual SAP Statements of each of the Insurance Subsidiaries for the years ended December 31, 1993, 1992 and 1991, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith, as filed with the appropriate Insurance Department. Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, each of such Annual SAP Statements presents fairly the statutory financial condition of the Insurance Subsidiary to which such statement relates as of the end of each such year and the statutory results of its operations and changes in capital and surplus and cash flow for each of the periods then ended and were prepared in conformity in all material respects with SAP. Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, each of such Annual SAP Statements was correct in every material respect when filed and there were no material omissions therefrom. In addition, except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, the schedules included in such Annual SAP Statements, when considered in relation to the basic statutory financial statements, present fairly in all material respects the information shown therein.

          (c) Seller has made available to Buyer Quarterly SAP Statements of each of the Insurance Subsidiaries for the three months ended March 31, 1994, together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith, as filed with the appropriate Insurance Department. Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, each of such Quarterly SAP Statements presents fairly the statutory financial condition of the Insurance Subsidiary to which such statement relates as of the end of such three month period and the statutory results of its operations and changes in capital and surplus and cash flow for the period then ended and were prepared in conformity in all material respects with SAP.
Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, each of such Quarterly SAP Statements was correct in every material respect when filed and there were no material omissions therefrom, subject, in each case, to year-end adjustment. In addition, except as set forth in Section 4.9(c) of the Seller Disclosure Schedule, the schedules included in such Quarterly SAP Statements, when considered in relation to the basic statutory financial statements, present fairly in all material respects the information shown therein.

          4.10 Taxes. For purposes of this Section 4.10, any reference to the Company or a Subsidiary of the Company shall include any corporation which merged or was liquidated with and into the Company or a Subsidiary of the Company. Except as disclosed in Section 4.10 of the Seller Disclosure
Schedule:

          (a) All material Tax Returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed, and all such Tax Returns are true and complete in all material respects. Each of the Company and the Subsidiaries (i) has timely paid (or there has been paid on their behalf) all material Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for the periods prior to the date hereof or (ii) has provided for all such material Taxes in its most recent financial statements referred to in Section 4.9 and in accordance with GAAP and SAP. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company or the Subsidiaries, as the case may be, has made due and sufficient current accruals for such Taxes in such financial statements. Neither the Company nor any of its Subsidiaries files any Tax Returns in any jurisdiction other than those set forth in Section 4.10 of the Seller Disclosure Schedule.

          (b) There are no Liens or Other Encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

          (c) The Income Tax Returns of each of the Company and its Subsidiaries and of each affiliated group (within the meaning of the Code) of which the Company or any of its Subsidiaries is or has been a member have not been audited or examined by any taxing authority, and the statute of limitations for all periods through the respective years specified in Section
4.10 of the Seller Disclosure Schedule has expired. No issue relating to the Company or any Subsidiary has been raised in writing by any taxing authority in any audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent period (including periods subsequent to the Closing Date).
There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period, and no power of attorney granted by or with respect to the Company or any Subsidiary relating to Taxes is currently in force. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries. Seller has previously delivered to Buyer true and complete copies of each of (i) any audit reports issued within the last three years relating to the United States federal, state, local or foreign Taxes due from or with respect to each of the Company and the Subsidiaries and (ii) the United States federal Income Tax Return, and those state, local and foreign Income Tax Returns showing Taxes due in excess of $5000 for each of the last three taxable years, filed by each of the Company and the Subsidiaries or (insofar as such returns relate to the Company or any Subsidiary) filed by any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary was then a member.

          (d) No audit or other proceeding by any court, Governmental or Regulatory Authority, or similar Person is pending or threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. No assessment of Tax has been proposed in writing against the Company or any of its Subsidiaries or any of their respective assets or properties.

          (e) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their respective assets or properties. None of the assets or properties of the Company or any of its Subsidiaries is an asset or property that is or will be required to be treated as being (i) owned by any Person (other than the Company or its Subsidiaries) pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

          (f) Neither the Company nor any of its Subsidiaries has been or is in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes the result of which violation has had or could reasonably be expected to have a Material Adverse Effect. Each of the Company and its

Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations the violation of which could reasonably be expected to have a Material Adverse Effect.

          (g) As of the Closing neither the Company nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement between the Company or any of its Subsidiaries and Parent and its Affiliates (other than the Company or any of its Subsidiaries).

          (h) Each of the Insurance Subsidiaries is taxable as a life insurance company within the meaning of section 816 of the Code. The balance of the policyholders surplus account (as defined in Section 815 of the Code) of each Insurance Subsidiary is zero.

          (i) There is no contract or agreement, plan or arrangement by the Company or any of its Subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of section 280G of the Code.

          (j)  Seller is not a "foreign person" within the meaning of section 1445(b)(2) of the Code.

          (k) The insurance reserves with respect to each Insurance Subsidiary set forth in all federal Income Tax Returns of such Insurance Subsidiary were determined in all material respects in accordance with Section 807 of the Code.

          (l) All life insurance contracts issued by each Insurance Subsidiary that are subject to Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code. No life insurance contract issued by any Insurance Subsidiary is a "modified endowment contract" within the meaning of Section 7702A of the Code. All contracts issued by each Insurance Subsidiary that are subject to Section 817 of the Code have met the diversification requirements applicable thereto since the issuance of the contract. All annuity contracts issued by each Insurance Subsidiary that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s) of the Code.

          (m) The Tax treatment under the Code of all insurance, annuity or investment policies, plans, or contracts, all financial products, employee benefit plans, individual retirement accounts or annuities, or any similar or related policy, contract, plan or product, whether individual, group or otherwise issued or sold by any of the Insurance Subsidiaries is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts qualified or purported to qualify or which the Insurance Subsidiaries represented could be obtained at the time of its issuance, purchase, modification or exchange, except to the extent that the Tax treatment of any product of any Insurance Subsidiary is not less favorable than the Tax treatment of substantially similar products offered by other companies. The provisions of the Code relating to the Tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 501, 505, 817, 818, 1035, 7702,
and 7702A.

          4.11 Litigation. There is no Litigation (other than policyholder claims submitted to the Company or any of its Subsidiaries for payment in the ordinary course of business of the Company and its Subsidiaries and not being contested by the Company or any of its Subsidiaries) pending to which Parent, Seller or the Company or any other Subsidiary of Parent (other than the Subsidiaries of the Company) is a party or by which any of such Persons or their respective assets or properties are or may be bound by or before any Federal, state, municipal, foreign or other court or Governmental or Regulatory Body, or any private tribunal, or, to the Knowledge of Parent and Seller, threatened against Parent, Seller or the Company or any other Subsidiary of Parent (other than the Subsidiaries of the Company), that (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a Material Adverse Effect.

          4.12 Contracts and Other Agreements. (a) Section 4.12(a) of the Seller Disclosure Schedule lists all Contracts and Other Agreements to which the Company is a party or by which any of its assets or properties are bound as of the date of this Agreement and all other Contracts and Other Agreements that involve or could reasonably be expected to involve, in any instance, an obligation on the part of the Company in an amount greater than $100,000 (other than the Employee Benefits Programs set forth in Section 4.14(a) of the Seller Disclosure Schedule, leases set forth in Section 5.9(b) of the Company Disclosure Schedule, agreements described in Section 5.13, Insurance Contracts and Investment Contracts). Each such Contract or Other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of Parent, Seller or the Company has received any notice of termination or intention to terminate from any other party to any such Contract or Other Agreement. Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule and except for such Contracts and Other Agreements terminable on not more than 90 days' notice with or without cause and without penalty or other financial obligation on the part of Parent, Seller or the Company, none of Parent, Seller or the Company or, to the Knowledge of Parent and Seller, any other party to any such Contract or Other Agreement is in violation or breach of or default under any such Contract or Other Agreement (or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract or Other Agreement), which violation, breach or default has had or could reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 4.12(b) of the Seller Disclosure Schedule, there have been made available to Buyer true and complete copies of all of the Contracts and Other Agreements set forth in Section 4.12(a) of the Seller Disclosure Schedule or in any other Section of the Seller Disclosure Schedule.

          4.13 Insurance. Section 4.13 of the Seller Disclosure Schedule contains a true, complete and correct list as of the date of this Agreement of all policies of insurance and fidelity bonds issued to the Company or any of its Subsidiaries showing the insurers, limits, type of coverage, annual premium, deductibles and expiration dates. All such policies and bonds are in full force and effect as of the date of this Agreement and, in Parent's opinion, provide adequate coverage and limits for the operations, properties and assets of the Company or such Subsidiary, as the case may be. Neither the

Company nor any such Subsidiary is in default with respect to any such policy or bond. All such policies and bonds will be in effect through the Closing Date or will be replaced on or prior to the Closing Date by policies or bonds, as the case may be, with substantially similar coverage to the extent available on commercially reasonable terms.

          4.14 Employee Benefits. (a) Section 4.14(a) of the Seller Disclosure Schedule lists each "employee benefit plan" (within the meaning of section 3(3) of ERISA) that is maintained or otherwise contributed to by the Parent, Seller, the Company or any of its Subsidiaries for the benefit of the Affected Employees (including, without limitation, pension, profit sharing, stock bonus, medical reimbursement, life insurance, disability and severance pay plans) (collectively, "Company Plans") and all other material employee benefit plans and arrangements, payroll practices, agreements, programs, policies or other arrangements, not subject to ERISA, that are maintained or otherwise contributed to by the Parent, Seller, Company or any of the Subsidiaries of the Company for the benefit of the Affected Employees and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (collectively, "Benefit Arrangements" and, together with the Company Plans, collectively referred to as "Employee Benefit Programs").

          (b) With respect to each Company Plan, Seller has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all existing amendments thereto that shall become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; and (ii) any summary plan description.

          (c) Except as set forth in Section 4.14(c) of the Seller Disclosure Schedule, (i) each Employee Benefit Program and Captive Agent Program has been established and administered in substantial compliance with the applicable provisions of ERISA, the Code and the terms of all documents relating to such programs; (ii) each Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification; (iii) as of the date of this Agreement no "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan that has reasonable probability of resulting in a termination that would have a Material Adverse Effect; and (iv) there are no pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Programs, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Programs with respect to the operation of such plans (other than routine benefit claims).

          (d) None of the Company nor any of its Subsidiaries maintains or contributes to any "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and none of the Company or any of its Subsidiaries has incurred any material liability that remains unsatisfied with respect to any such plans or has incurred any material liability which remains unsatisfied under Sections 4062, 4063, 4064, 4069 or 4201 of ERISA.

          (e) Except as set forth in Section 4.12(a), 4.14(a) or 4.14(e) of the Seller Disclosure Schedule or Section 5.8(a) of the Company Disclosure Schedule, as of the date of this Agreement there are no other employment agreements, contracts or understandings with employees involving an amount that in the aggregate is material to the Company and its Subsidiaries taken as a whole.

          (f) Other than the Captive Agent Programs, there are no benefit plans or programs maintained or contributed to by the Company or any of its Subsidiaries for the benefit of the Captive Agents.

          4.15 Brokers. Other than Goldman, Sachs & Co., no broker or finder has acted directly or indirectly for Parent or Seller nor has Parent, Seller or the Company or any Subsidiary of the Company incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement. The fees and expenses of Goldman, Sachs & Co. in connection with the transactions contemplated by this Agreement shall be borne by Parent.

          5. Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:

          5.1 Corporate Authority. Each of the Subsidiaries of the Company has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted by it. Each of the Subsidiaries of the Company is duly qualified or otherwise authorized or admitted (including by the appropriate state insurance regulatory authorities) as a corporation to transact business and is in good standing as a corporation in each jurisdiction set forth in Section 5.1 of the Company Disclosure Schedule, which are the only jurisdictions in which such qualification, authorization or admission is required by law, except for any jurisdictions in which the failure to be so qualified, authorized or admitted could not reasonably be expected to have a Material Adverse Effect.

          5.2 Consents and Approvals. The performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not require any of the Subsidiaries of the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person except (i) as set forth in Section 5.2 of the Company Disclosure Schedule, (ii) such as have been duly obtained and are in full force and effect on the date hereof (or will be obtained prior to the Closing Date) and, in each case, will continue to be in full force and effect on the Closing Date and (iii) those which, if not obtained, made or given, could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or the Company and its Subsidiaries.

          5.3 No Conflict . The performance by each of Parent, Seller and the Company of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby in accordance with the terms and conditions hereof will not, except as set forth in Section 5.3 of the Company Disclosure Schedule, (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any Contract or Other Agreement to which any of the Subsidiaries of the Company is a party or by or to which any of such Subsidiaries or any of their respective assets or properties may be bound or subject, other than such Contracts and Other Agreements terminable on not more than 90 days' notice with or without cause and without penalty or other financial obligation on the part of any such Subsidiary, (ii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to any of the Subsidiaries of the Company or any of their respective assets or properties or
(iii) result in the breach of any of the terms or conditions of, constitute (with or without notice or lapse of time or both) a default under, or otherwise cause an impairment of, any Permit, except, in the case of each of clauses (i),
(ii) and (iii), for such violations, conflicts, breaches, modifications, rights, defaults and impairments that could not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Buyer's ability to own, possess or exercise the rights of an owner with respect to the Shares or the Company and its Subsidiaries.

          5.4 Minute Books. The minute books of each of the Subsidiaries of the Company accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of stockholders of such Subsidiaries since December 31, 1991 and all formal actions taken at all meetings and all consents in lieu of meetings of the Board of Directors of each of such Subsidiaries and all committees thereof since December 31, 1991. All of such minute books have previously been made available for inspection by Buyer.

          5.5 Compliance With Laws. Except as to forms of Insurance Contracts that, because of changes resulting from legislative or regulatory action, require amendment, endorsement or modification, each of the Company and its Subsidiaries is in compliance with all Federal, state, local or foreign laws, ordinances or regulations and other requirements (including any writ, judgment, decree, injunction, or similar order applicable to any of such Persons or the business or assets of such Persons) of any Governmental or Regulatory Body, court or arbitrator applicable to its business, the violation of which could reasonably be expected to have a Material Adverse Effect.

          5.6 Insurance Licenses. (a) Section 5.6(a) of the Company Disclosure Schedule lists all of the States (and the District of Columbia) in which the Subsidiaries of the Company hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits, or authorizations to transact insurance business (collectively, the "Insurance Licenses"). Each of the Insurance Subsidiaries is duly licensed in all jurisdictions in which such Insurance Subsidiaries write the lines of insurance offered by them, except for such failure or failures to be so licensed that could not reasonably be expected to have a Material Adverse Effect. No Insurance License is the subject of a proceeding for suspension or revocation or any similar proceedings and to the Knowledge of the Company there is no pending threat of such suspension or revocation by any licensing authority.

          (b) The Company has heretofore made available to Buyer the reports reflecting the results of the most recent financial examination of each of the Insurance Subsidiaries issued by any Insurance Department. Except as disclosed in Section 5.6(b) of the Company Disclosure Schedule all material deficiencies or violations in such reports have been resolved.

          5.7 Litigation. Except as set forth in Section 5.7 of the Company Disclosure Schedule, there is no Litigation (other than policyholder claims submitted to the Company or any of its Subsidiaries for payment in the ordinary course of business of the Company and its Subsidiaries and not being contested by the Company or any of its Subsidiaries) pending to which any of the Subsidiaries of the Company is a party or by which any of such Subsidiaries or their respective assets or properties are or may be bound by or before any Federal, state, municipal, foreign or other court or Governmental or Regulatory Body, or any private tribunal, or, to the Knowledge of the Company, threatened against such Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined or barred by any order, judgment or decree of any court or other tribunal or any Governmental or Regulatory Body from engaging in or continuing any conduct or practice in connection with the business conducted by the Company or any of its Subsidiaries.

          5.8 Contracts and Other Agreements. (a) Section 5.8(a) of the Company Disclosure Schedule lists all Contracts and Other Agreements to which any of the Subsidiaries of the Company is a party or by which any of their assets or properties are bound as of the date of this Agreement which are of a type required to be disclosed in Section 4.12 of the Seller Disclosure Schedule and all other Contracts and Other Agreements that involve or could reasonably involve, in any instance, an obligation or commitment on the part of any of the Subsidiaries of the Company in an amount greater than $100,000 (other than Company Plans set forth in Section 4.14(a) of the Seller Disclosure Schedule, leases set forth in Section 5.9(b) of the Company Disclosure Schedule, agreements described in Section 5.13, Insurance Contracts and Investment Contracts), as well as the following:

          (i) all employment, agency, consultation, or representation contracts or other contracts of any type (including without limitation loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative of the Company or any Subsidiary of the Company (or former officer, director, employee, agent, consultant or similar representative of the Company or any Subsidiary of the Company if there exists any present or future liability with respect to such contract), other than contracts (i) with such Persons who do not receive compensation of $75,000 or more per year, or (ii) with insurance agents of any Insurance Subsidiary;

          (ii) all contracts with insurance agents that (i) relate to the sale or distribution of insurance policies or annuity contracts issued, reinsured, or underwritten by any Insurance Subsidiary, and (ii) are not terminable by such Insurance Subsidiary without premium or penalty upon notice of 180 days or less or, by their terms, provide for exclusivity (including without limitation by territory, product, or distribution);

          (iii) all contracts with any Person containing any stipulation, provision, or covenant limiting, in any material respect, the ability of such Person to compete with or to provide products or services to the Company or any Subsidiary of the Company or limiting the ability of the Company or any Subsidiary of the Company to (i) sell any products or services of any other Person, (ii) transact business or engage in any line of business, or (iii) compete with or to obtain products or services from any Person;

          (iv) all contracts relating to the borrowing of money by the Company or any Subsidiary of the Company, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by the Company or any Subsidiary of the Company of any liability;

          (v) all contracts pursuant to which the Company or any Subsidiary of the Company has agreed to indemnify or hold harmless any Person (other than indemnifications in the ordinary course of business and consistent with past practice);

          (vi) all contracts or arrangements (including without limitation those relating to allocations of expenses, taxes, personnel, services, or facilities) between or among the Company or any Subsidiary of the Company and Seller, Parent or any Affiliate of Seller or Parent (other than the Company or its Subsidiaries); and

          (vii) all reinsurance, coinsurance, or other similar contracts pursuant to which any Insurance Subsidiary receives or has received surplus relief.

          Each such Contract and Other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the Company nor any of its Subsidiaries has received any notice of termination or intention to terminate from any other party to any such Contract or Other Agreement. Except as set forth in Section 5.8(a) of the Company Disclosure Schedule and except for such Contracts or Other Agreements terminable on not more than 90 days' notice with or without cause and without penalty or other financial obligation on the part of Parent, Seller, the Company or any of its Subsidiaries, none of Parent, Seller, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to any such Contract or Agreement is in violation or breach of or default under any such Contract or Agreement (or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract or Agreement), which violation, breach or default has had or could reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, there have been made available to Buyer true and complete copies of all of the Contracts and Other Agreements set forth in Section 5.8(a) of the Company Disclosure Schedule or in any other Section of the Company Disclosure Schedule.

          5.9 Real Estate. (a) Except as set forth in Section 5.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property. The Company or a Subsidiary of the Company has good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries, free and clear of all Liens or Other Encumbrances, other than Permitted Liens.

          (b) Section 5.9(b) of the Company Disclosure Schedule lists all real property leased or subleased to the Company or any of its Subsidiaries. Seller has made available to Buyer correct and complete copies of each such lease or sublease as amended to the date of this Agreement. Each such lease or sublease is in full force and effect and neither the Company nor any of its Subsidiaries is in default thereunder or has received any notice of any default thereunder of any other party thereto, except in each case where any such unenforceability, ineffectiveness or default would not have a Material Adverse Effect.

          5.10 Personal Property; Intellectual Property. (a) Except as set forth in Section 5.10(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to (free and clear of all Liens or Other Encumbrances, other than Permitted Liens), or a valid leasehold interest in, the tangible personal property they use in the conduct of their businesses, except where the failure thereof would not have a Material Adverse Effect.

          (b) Section 5.10(b) of the Company Disclosure Schedule contains a true and complete list and description of all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are material to the conduct of the business, operations, or affairs of the Company or its Subsidiaries. Except as set forth in Section 5.10(b) of the Company Disclosure Schedule, the Company or its Subsidiaries have, and after the Closing will have, the right to use, free and clear of any Liens or Other Encumbrances, such intellectual property and computer software, programs, and similar systems owned by or licensed to the Company or its Subsidiaries or material to the conduct of the business, operations, or affairs of the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company is in conflict with or in violation or infringement of, nor has Seller, Parent, the Company, or any Subsidiary received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any such intellectual property or computer software, programs, or similar systems.

          5.11  Operations of the Company.  (a)  Except as set forth in Section
5.11 of the Company Disclosure Schedule, since October 31, 1993, there has not been, occurred or arisen any change in the business, operations, or condition of the Company or its Subsidiaries that has had or is reasonably likely to have a Material Adverse Effect, other than changes after the date hereof resulting from a change in general economic or market conditions or matters affecting the life or health insurance industry generally, and neither the Company nor any of its Subsidiaries has:

                   (i) sold, assigned, transferred, mortgaged, pledged, leased, granted or permitted to exist any Lien or Other Encumbrance, or otherwise disposed of any assets which are material to the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, other than in the ordinary course of business;

                  (ii) increased the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, independent contractor or consultant of the Company or any of its Subsidiaries, other than increases made in the ordinary course of business;

                 (iii) entered into any new, or amended any existing, employment contracts, severance agreements or consulting contracts or instituted, or agreed to institute, any increase in benefits with respect to any Company Plans, or altered its employment practices or the terms and conditions of employment other than, in each case, in the ordinary course of business;

                  (iv) incurred any obligation, liability or indebtedness except in the ordinary course of business, incurred any extraordinary losses, or disposed of, cancelled, waived or permitted to lapse any rights of material value;

                   (v) changed in any material respect its Tax or accounting methods, principles or practices (including, without limitation, any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves) other than as required by a change in GAAP, SAP or other applicable law;

                  (vi) conducted its business otherwise than in the ordinary course;

                 (vii) entered into or amended or terminated any transaction or contract that could reasonably be expected to have a Material Adverse Effect;

                (viii) split, combined, redeemed, repurchased or reclassified the capital stock of the Company or declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of the Company;

                  (ix) issued or sold (or agreed to issue or sell) any note, debenture, stock, or other security issued to the Company or any of its Subsidiaries or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities, or granted, or agreed to grant, any such options;

                   (x) amended the articles or certificate of incorporation or by-laws or other charter or organizational documents of the Company or any of its Subsidiaries;

                  (xi) incurred any damage, destruction, or loss (whether or not covered by insurance) affecting any of the assets of the Company or any Subsidiary of the Company (other than claims under any Insurance Contracts, which damage, destruction, or loss, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

                 (xii) suffered any work stoppage, strike, or union organizational campaign (in process or threatened) at or affecting the Company or any Subsidiary of the Company;

                (xiii) terminated, amended, or executed any material reinsurance, coinsurance, or other similar contract, as ceding or assuming insurer;

                 (xiv) incurred any expenditure or commitment for additions to property, plant, or equipment of the Company or any Subsidiary of the Company, which expenditure or commitment exceeds $100,000 individually or in the aggregate; or

                  (xv) entered into any Contract or Other Agreement to do any of the foregoing.

                 (b) The investments of each of the Insurance Subsidiaries reflected in the Annual SAP Statements of the Insurance Subsidiaries described in Section 4.9(b) comply with all applicable requirements of law of their respective states of domicile, except where the failure to do so would not have a Material Adverse Effect.

                 (c) Invested assets, including marketable securities, private placements, mortgages, real estate and short-term investments, reflected on the Annual SAP Statements of the Insurance Subsidiaries described in Section 4.9(b) are valued at cost, amortized cost or market value, as required by applicable law.

                 (d) Each of the Company and its Subsidiaries has, and on the Closing Date will have, good and valid title to the bonds, stocks, mortgage loans and other investments purported to be owned by it and reflected in the financial statements of the Company or any of its Subsidiaries, in each case free and clear of any Lien or Other Encumbrance. To the Knowledge of Seller, Parent and the Company, the loan portfolio of the Insurance Subsidiaries (including without limitation the mortgage loans of the type required to be disclosed in their respective Annual SAP Statements) is in all material respects collectible in accordance with the terms of the loan documents related to such loan portfolio (subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws), subject to any reserves therefor established on the respective Annual SAP Statements of the Insurance Subsidiaries for the year ended December 31, 1993.

                 (e) No outstanding insurance contract issued by any Insurance Subsidiary entitles any policyholder thereunder to receive dividends, distributions or other benefits based on the revenues or earnings of such Insurance Subsidiary.

                 (f) All reserves with respect to insurance and annuities as established or reflected, and all other provisions made for policy and contract claims and, with respect to the Annual SAP Statements for the years ended December 31, 1993 and 1992, IMR and AVR and, with respect to the Annual SAP Statement for the year ended December 31, 1991, MSVR, in the respective Annual SAP Statements and Quarterly SAP Statements of the Insurance Subsidiaries described in Section 4.9(b) were determined in accordance with SAP and generally recognized actuarial methods and generally accepted actuarial standards, using prescribed morbidity and mortality tables and interest rates, that are in accordance with the nature of the benefits specified in the related Insurance Contracts and in the related reinsurance, coinsurance and other similar contracts of the Insurance Subsidiaries, and such reserves and other provisions met the applicable requirements of the insurance laws of each Insurance Subsidiary's respective state of domicile, except where the failure to do so would not have a Material Adverse Effect. All such reserves were adequate (under accepted actuarial standards) as of the respective dates of such Annual SAP Statements and Quarterly SAP Statements to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of the Insurance Subsidiaries under all Insurance Contracts under which any of the Insurance Subsidiaries had or would have had any liability (including any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract), except where the failure of such reserves to be adequate to cover the total amount of such benefits, dividends, claims and other liabilities would not have a Material Adverse Effect. Each of the Insurance Subsidiaries owns assets that qualify as legal reserve assets under applicable insurance laws of their respective state of domicile in an amount, determined in accordance with SAP, at least equal to all required reserves, except where the failure to own a sufficient amount of such assets or the failure of such assets to so qualify would not have a Material Adverse Effect.

                 (g) Except as set forth in Section 5.11(g) of the Company Disclosure Schedule, since October 31, 1993:

                   (i) No Person writing, selling or producing insurance business that accounted for 5% or more of the premium or annuity considerations of the Insurance Subsidiaries, taken as a whole, for the year ended October 31, 1993 has terminated or, to the Knowledge of the Company, threatened to terminate its relationship with the Insurance Subsidiaries;

                  (ii) No policyholder (or group of policyholders known to the Company to be affiliated with each other) that accounted for 5% or more of the premium or annuity considerations of the Insurance Subsidiaries, taken as a whole, for the year ended October 31, 1993 has terminated or, to the Knowledge of the Company, threatened to terminate its policies with the Insurance Subsidiaries; and

                 (h) To the Knowledge of Parent, Seller and the Company, from April 30, 1994 through the date hereof, no rating agency has (i) imposed conditions (financial or otherwise) on retaining any rating assigned to any Insurance Subsidiary or (ii) threatened to downgrade any rating assigned to any Insurance Subsidiary. Parent, Seller and the Company have no Knowledge of any facts existing as of the date of this Agreement which can reasonably be expected to result in a downgrade in any rating assigned to any Insurance Subsidiary by any rating agency.

                 (i) The underwriting standards utilized and ratings applied by each of the Insurance Subsidiaries and by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with the Insurance Subsidiaries conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

                 (j) All amounts to which each Insurance Subsidiary is entitled under reinsurance, coinsurance, or other similar contracts (including without limitation amounts based on paid and unpaid losses) are in all material respects collectible in accordance with the terms of such contracts, subject to any reserves therefor established on the respective Annual Statements of the Insurance Subsidiaries for the year ended December 31, 1993.

                 (k) Each insurance agent of the Insurance Subsidiaries, at the time such agent wrote, sold, or produced business for such Insurance Subsidiary, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business, except where the failure to be so licensed does not or cannot reasonably be expected to have a Material Adverse Effect.

                 5.12 Environmental Matters. (a) Neither the Company nor any of its Subsidiaries is in material violation of any Environmental Law.

                 (b) There is no action or proceeding by any Governmental or Regulatory Body of which the Company has actual notice pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against such Persons that alleges or would allege any violation of any Environmental Law.

                 (c) Except as set forth in Section 5.12(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts, events, conditions, circumstances, activities, practices, incidents, actions or omissions that could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, under any Environmental Law.

                 (d) Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been identified as a potentially responsible party at any waste disposal site.

                 5.13 Labor Matters. (a) Section 5.13(a) of the Company Disclosure Schedule sets forth a list containing the name, current base salary or wage rate, and position of each Affected Employee who is actively employed (including those on vacation) on the date hereof or who is on disability, layoff or leave of absence.

                 (b) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries. To the Knowledge of Parent, Seller or the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or (to the Knowledge of Parent and Seller) threatened against or involving the Company or any of its Subsidiaries.

                 (c) Except as set forth on Section 5.13(c) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of Parent, Seller or the Company, threatened to be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries, of any individual.

                 (d) The Company and each of its Subsidiaries is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any non-compliance that does not or cannot reasonably be expected to have a Material Adverse Effect.

                 (e) There has been no "mass layoff" or "plant closing" as defined by WARN (or any similar state or local "plant closing" laws), with respect to the Company or any of its Subsidiaries within the six months prior to the date hereof.

                 5.14 No Undisclosed Liabilities. There were no liabilities of the Company or any of its Subsidiaries as of October 31, 1993 that are of a type required to be disclosed on a balance sheet (or in the notes related thereto) prepared in accordance with GAAP or SAP, except (a) policyholder benefits payable in the ordinary course of business and consistent with past practice, (b) as disclosed in Section 5.14 of the Company Disclosure Schedule, or (c) reflected on the financial statements of the Company and its consolidated subsidiaries as of October 31, 1993. Since October 31, 1993, neither the Company nor any of its Subsidiaries has incurred any liabilities, except (i) as disclosed in Section 5.14 of the Company Disclosure Schedule,
(ii) those reflected on the financial statements of the Company and its consolidated subsidiaries as of April 30, 1994 and (iii) policyholder benefits payable, or other liabilities incurred, in the ordinary course of business.

                 6. Representations and Warranties of Buyer. Buyer represents and warrants to each of Parent, Seller and the Company as follows:

                 6.1 Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                 6.2 Execution and Delivery. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 6.3 Consents and Approvals. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental or Regulatory Body or Person except (i) as set forth in Section 6.3 of the Buyer Disclosure Schedule, (ii) such as have been duly obtained and are in full force and effect on the date hereof (or will be obtained prior to the Closing Date) and, in each case, will continue to be in full force and effect on the Closing Date and
(iii) those which, if not obtained, made or given, could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                 6.4 No Conflict. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not: (i) violate any provision of the articles or certificate of incorporation or by-laws or other charter or organizational documents of Buyer, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time or both) a default under, any Contract or Other Agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties may be bound or subject or

(iii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer or any of its assets or properties, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches, modifications, rights and defaults that could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                 6.5 Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign or distribute the Shares, except in compliance with the registration requirements of the Securities Act of 1933, as amended, or pursuant to an available exemption therefrom.

                 6.6 Financing. Buyer has, or will have at the Closing, sufficient funds (including as a result of the sale of commercial paper in the ordinary course of business), in an aggregate amount of not less than the anticipated Final Purchase Price and all contemplated fees and expenses related to the transactions contemplated by this Agreement, which funds will be available at the Closing to pay such anticipated Final Purchase Price and all such fees and expenses.

                 6.7 Litigation. There is no Litigation pending to which Buyer is a party or by which any of such Persons or their respective assets or properties are or may be bound by or before any Federal, state, municipal, foreign or other court or Governmental or Regulatory Body, or any private tribunal, or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates that (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any court or other tribunal or any Governmental or Regulatory Body from engaging in or continuing any conduct or practice that could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                 6.8 Brokers. No broker or finder has acted directly or indirectly for Buyer, nor has Buyer incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

                 7. Covenants and Agreements. The parties covenant and agree as follows:

                 7.1 Conduct of Business. From the date hereof through the Closing Date, except as set forth in Section 7.1 of the Seller Disclosure Schedule or as may otherwise be expressly required or permitted by this Agreement, Parent and Seller covenant and agree that:

                 (a) Parent and Seller shall cause the Company and each of its Subsidiaries to conduct the business of the Company and its Subsidiaries only in the ordinary course of business and consistent with past practice.

                 (b) Parent and Seller shall cause the Company and each of its Subsidiaries to use commercially reasonable efforts to maintain all Permits, other than such Permits the failure of which so to maintain shall not have had and could not reasonably be expected to have a Material Adverse Effect, of each of the Company and its Subsidiaries to do business in each jurisdiction in which it is licensed, qualified, or authorized.

                 (c) Parent and Seller shall cause the Company and each of its Subsidiaries to use commercially reasonable efforts to (i) maintain in full force and effect all material contracts, documents, and arrangements referred to in Section 5.8, and (ii) maintain each rating classification assigned as of the date hereof to each Insurance Subsidiary by insurance rating agencies.

                 (d) Parent and Seller will cause the Company and each of its Subsidiaries to (i) maintain all material assets of each of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (ii) continue (in all material respects) all current marketing and selling activities relating to the business, operations, and affairs of each of the Company and its Subsidiaries.

                 (e) Parent and Seller will cause each of the Insurance Subsidiaries to refrain from entering into any surplus relief or financial reinsurance contract. Parent and Seller will cause each of the Insurance Subsidiaries to refrain from entering into any other reinsurance, coinsurance, or similar contract, whether as reinsurer or reinsured, other than in the ordinary course of business and consistent with past practice.

                 (f) Parent and Seller will cause each of the Company and its Subsidiaries to refrain from entering into any (i) contract (other than contracts with insurance agents or Insurance Contracts) that involves the payment or potential payment (including any payments that result from the consummation of the transactions contemplated by this Agreement), pursuant to the terms of such contract, by or to the Company or any Subsidiary of the Company of more than $200,000 individually or in the aggregate or (ii) transaction of the type, or engaging in any of the activities, described in Section 5.11.

                 (g) Parent and Seller will cause each of the Company and its Subsidiaries to refrain from entering into any contract with any insurance agent that provides, by its terms, for exclusivity (including without limitation by territory, product, or distribution) or that is not terminable by its terms within 180 days by the Company or a Subsidiary of the Company, as the case may be, without premium or penalty.

                 (h) Parent and Seller will cause each of the Company and its Subsidiaries to comply with all laws applicable to the business, operations, or affairs of such entity, except to the extent that any such non-compliance does not have or is not likely to have a Material Adverse Effect.

                 (i) Neither the Company nor any of its Subsidiaries shall make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any officer, director, employee, agent, or other similar representative of the Company or any of its Subsidiaries whose annual compensation exceeds $75,000 other than changes or amendments that (i) are made in the ordinary course of business and consistent with past practice or (ii) are required pursuant to the terms of any preexisting Employee Benefit Program or written agreement to which such Person is a party.

                 (j) Neither the Company nor any of its Subsidiaries shall adopt, enter into, amend, alter, or terminate, any Employee Benefit Program relating to or affecting any employee of the Company or any of its Subsidiaries (unless required to do so by applicable law or pursuant to a preexisting binding obligation or commitment), where the effect of any of the foregoing would be material upon the Company or any of its Subsidiaries, without providing prior written notice to the Buyer; provided, however, that the Company and its Subsidiaries shall use their reasonable best efforts to coordinate with the Buyer or one of its Affiliates concerning the implementation of any benefit programs that Buyer intends to cause the Company or one of its Subsidiaries to adopt for Transferred Employees after the Closing Date.

                 (k) Neither the Company nor any of its Subsidiaries shall enter into any contract with an officer, director, employee, agent, or other similar representative of the Company or any of its Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice where the liability for such contract exceeds $75,000 in any year in respect of such Person.

                 (l) Neither the Company nor any of its Subsidiaries shall assume, enter into, amend, alter, or terminate any labor or collective bargaining agreement to which it is a party or is affected thereby.

                 7.2 Pre-Closing Maintenance of Insurance. From the date hereof through the Closing Date, Parent shall use commercially reasonable efforts to maintain or cause to be maintained in force insurance with respect to the Company and its Subsidiaries as described in Section 4.13.

                 7.3 Litigation; Notice of Assessments; Requests for Information. (a) From the date hereof through the Closing Date, Seller agrees to notify Buyer promptly of any Litigation that, if pending or threatened as of the date hereof, would be required to be described in Section 4.11 or Section
5.7 of the Company Disclosure Schedule and of any material requests for additional information or documentary materials by any Governmental or Regulatory Body in connection with the transactions contemplated by this Agreement.

                 (b) From the date hereof through the Closing Date, Seller agrees to notify Buyer promptly of any inquiry from the IRS or the U.S. Department of Labor that, if made on or prior to the date of this Agreement, would be required to be described in Section 4.14 of the Seller Disclosure Schedule.

                 (c) From the date hereof through the Closing Date, Buyer shall notify Seller promptly of any Litigation that, if pending or threatened as of the date hereof, would be required to be described in Section 6.7.

                 7.4 Access to Information; Confidentiality. (a) Prior to the Closing Date, each of Parent, Seller and the Company shall, and shall cause the Subsidiaries of the Company and its and their respective directors, officers, employees and agents to, permit representatives of Buyer to discuss the affairs, operations, finances and accounts of the Company with the officers and employees of the Company and its Subsidiaries, all at such reasonable times and as may reasonably be requested in order to enable Buyer to prepare for the transition contemplated by this Agreement, subject to the terms of any confidentiality agreements with third parties to which Parent, Seller, the Company or any Subsidiary of the Company is subject. Prior to the Closing Date, each of Parent, Seller and the Company shall, and shall cause the Subsidiaries of the Company and its and their respective directors, officers, employees and agents to, upon reasonable request, make available to Buyer and its representatives all of the books, records and other documents of the Company and its Subsidiaries, and permit Buyer and its representatives to examine, make extracts from and, at Buyer's expense, copy such books, records or documents at any time during normal business hours in order that the Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company. All requests by Buyer for such access shall be directed to the person or persons who are or have been from time to time designated by Parent and Seller to be the recipient of such requests or to Goldman, Sachs & Co.

                 (b) Prior to the Closing, Buyer shall, and shall cause each of its Subsidiaries and its and their respective directors, officers, employees, agents and representatives to, keep confidential and, if this Agreement terminates, shall not use in any manner any information or material obtained from or on behalf of Parent, Seller, the Company or any of the Subsidiaries of the Company or any of its or their respective directors, officers, employees, agents or representatives, whether prior to, on or after the date of this Agreement, other than information and material readily ascertainable from public or published information, or trade sources, or already known by Buyer or any of its Affiliates independently of any investigation of Parent, Seller, the Company and the Subsidiaries of the Company or received from a third party who Buyer knows (or reasonably believes) is not under an obligation to any of Parent, Seller, the Company or any of the Subsidiaries of the Company to keep such information confidential. After the Closing, Parent and Seller shall, and shall cause each of their Subsidiaries and their respective directors, officers, employees, agents and representatives to, keep confidential and shall not use in any manner any information or material obtained from or on behalf of the Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, agents or representatives, other than information and material readily ascertainable from public or published information, or trade sources, or known by Parent, Seller or any of their Affiliates independently of the Company and its Subsidiaries or received from a third party who Parent or Seller knows (or reasonably believes) is not under an obligation to Buyer, the Company or any of the Subsidiaries of the Company to keep such information confidential. If this Agreement terminates, any documents or material obtained by Buyer from or on behalf of Parent, Seller, the Company or any of the Subsidiaries of the Company or any of the respective directors, officers, employees, agents or representatives of such Persons and any analyses, compilations, studies or other material prepared by Buyer or its representatives containing, or based in whole or in part on, any information or material so obtained from or on behalf of Parent, Seller, the Company or any of its Subsidiaries shall promptly be destroyed.

                 7.5 State Insurance and Other Regulatory Approvals. (a) Buyer shall (i) use commercially reasonable efforts to obtain as promptly as practicable all necessary approvals, authorizations and consents of Governmental and Regulatory Bodies required of Buyer to be obtained to consummate the transactions contemplated by this Agreement and (ii) cooperate with Parent and Seller in seeking to obtain all their respective approvals, authorizations and consents. Buyer shall use commercially reasonable efforts to provide such information to Governmental and Regulatory Bodies (including applicable insurance regulators) as such bodies or Parent or Seller may request.

                 (b) Parent, Seller and the Company shall, and the Company shall cause its Subsidiaries to, cooperate with Buyer in seeking to obtain the approvals, authorizations and consents described in Section 7.5(a). The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to provide such information and communications to Governmental and Regulatory Bodies (including applicable insurance regulators) as such agencies or Buyer may request.

                 (c) Each of the parties shall provide to the other parties copies of all change of control applications in advance of filing or submission of such applications to insurance Governmental or Regulatory Bodies in connection with this Agreement.

                 7.6 Additional Financial Statements. As soon as reasonably practicable after they become available, Seller shall make available to Buyer
(i) as and to the extent prepared, the GAAP financial statements of the Company and its Subsidiaries (without footnotes) for all interim quarterly fiscal periods and all monthly periods subsequent to October 31, 1993 and prior to the Closing Date, (ii) Quarterly SAP Statements of each Insurance Subsidiary for all interim periods subsequent to March 31, 1994 and prior to the Closing Date ("Interim SAP Statements") and (iii) audited GAAP financial statements of the Company and its Subsidiaries as of and for the periods ended October 31, 1993 and the Closing Date (and October 31, 1994 if the Closing occurs after such date) together with the unqualified report thereon of Deloitte & Touche (the cost of which shall be borne one-half by Seller and one-half by Buyer). Such GAAP financial statements will present fairly in all material respects the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of each such date and for each such period in conformity with GAAP. Such SAP financial statements will present fairly the statutory financial condition of the Insurance Subsidiary to which such statement relates as of the end of the calendar quarter to which such statement relates and the statutory results of its operations for the period then ended and will be prepared in conformity in all material respects with SAP.

                 7.7 Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable. Without limiting the generality of the foregoing, the parties shall use commercially reasonable efforts to file promptly with the FTC and Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby pursuant to HSR, to file as promptly as practicable such additional information and documentary materials as may be requested pursuant to HSR, and request early termination of all applicable waiting periods.

                 7.8 Certain Employee Matters. (a) Employment of Affected Employees. Any Affected Employee who is actively employed by the Company or any of its Subsidiaries (including such employees who are on vacation) immediately on the Closing Date shall remain an employee of such company (except that in the case of the employee listed on Section 7.8(a) of the Seller Disclosure Schedule whom Seller shall cause to become employed by the Company or one its Subsidiaries on or prior to the Closing Date) immediately following the Closing at the same base compensation and wage levels as in effect immediately preceding the Closing; provided, however, that the language of this sentence shall not create any obligation on the part of the Company or any of its Subsidiaries to continue the employment of any such employee for any definite period following the Closing. All other employees of the Company or any Subsidiaries (including such employees who are on temporary layoff, approved leave of absence, sick-leave, or short- or long-term disability) on the Closing Date shall remain an employee of Parent, Seller, or one of their Affiliates, unless otherwise terminated by Parent, Seller or one of their Affiliates prior to the Closing. Buyer shall cause the Company or its Subsidiaries to offer employment (or severance benefits if such individual's position is no longer available as allowed by applicable law) to any individual who was an employee of the Company or any of its Subsidiaries who is receiving sick-leave or short-term disability benefits under Seller's sick-leave or short-term disability program or who is on an approved leave of absence as of the Closing who is entitled to reinstatement under applicable federal or state law subject to the following conditions (except to the extent that such conditions are not applicable to the reason for such person's absence): (i) such individual is released by his or her physician to return to active employment; (ii) such individual actually returns to active employment immediately upon such release; and (iii) such release is prior to such individual's becoming eligible for long-term disability benefits under Seller's long-term disability program; provided, however, no individual shall be offered employment under this provision after six months from the Closing or any applicable period as required by law, if longer. The active participation of all Affected Employees in each Employee Benefit Program that is not primarily maintained for the benefit of Affected Employees shall cease as of the Closing Date. Parent and Seller shall retain any obligations or liabilities with respect to any benefits or payments, regardless of whether such benefits or payments were accrued (or relate to claims incurred) prior to or on the Closing Date, with respect to Affected Employees, unless Buyer has specifically agreed to cause the Company or its Subsidiaries to assume such obligations or liabilities under this Section 7.8. For purposes of this Section 7.8, a claim is deemed incurred when the services that are the subject of the claim are provided or, in the case of life insurance, when death occurs.

                 (b)      Substantially Equivalent Benefits.   (i)  Effective as
of the Closing Date, Buyer shall cause the Company or one of its Affiliates to provide such plans, programs, agreements or arrangements on behalf of the Transferred Employees so as to provide, in the aggregate, employee benefits which are substantially equivalent to the benefits provided to similarly situated employees at the life insurance subsidiary of Buyer.

                 (ii) Notwithstanding the foregoing, Buyer shall cause to be maintained following the Closing Date severance benefits for the Transferred Employees no less favorable to the Transferred Employees than those provided in the Book and Enhanced Severance Plans previously provided to Buyer with respect to any terminations of employment by the Company or one of its Affiliates occurring within two years after the Closing Date. Buyer shall cause the Company or one of its Subsidiaries to assume liability for any severance payable to Transferred Employees under any severance plan instituted or maintained by the Company or one of its Affiliates following the Closing Date. Except as otherwise provided herein, Parent and Seller shall retain all obligation and liability for any other severance and continuation benefits, including SIARP, with respect to the Affected Employees, other than any Transferred Employees.

                 (c) Retirement Plan. On or before the Closing Date, Parent shall cause each Affected Employee who is a participant (other than any terminated non-vested participant) in the Parent's Retirement Plan to become fully vested, to the extent not already vested, as of the Closing Date in the benefits accrued under the Parent's Retirement Plan as of the Closing Date. Affected Employees shall cease to accrue any benefits under the Parent's Retirement Plan as of the Closing Date. After the Closing Date, any new benefits accrued by Affected Employees shall be accrued under the terms of the Buyer's Retirement Plan, if any, and Parent's Retirement Plan shall have no liability or obligation in respect of such accruals.

                 (d) Defined Contribution Plans. On or before the Closing Date, Parent and Seller shall cause each Affected Employee who is a participant (other than any terminated non-vested participant) in the Defined Contribution Plans to become fully vested, to the extent not already vested, as of the Closing Date in his account balance under each such plan. The Defined Contribution Plans shall be amended to provide that contributions thereto in respect of Affected Employees shall cease as of the Closing Date and any rights to contributions on or after the Closing Date shall be determined in accordance with the terms of such plans.

                 (e) SERP. Effective as of the Closing Date, the Parent and Seller shall cause each Affected Employee who is a participant in the SERP immediately prior to the Closing Date to become fully vested, to the extent not already vested, as of the Closing Date in his accrued benefit under the SERP, and the Parent and Seller shall retain all obligations and liabilities for benefits payable to Affected Employees thereunder and shall cause the payment of such benefits in accordance with the terms thereof.

                 (f) Post-Retirement Medical Benefits. Parent and Seller shall retain all obligations and liabilities for post-retirement medical benefits under the Company Plans in respect of any Affected Employee, whether such claims are incurred prior to, on or after the Closing Date. The Parent or Seller shall allow those Affected Employees who (A) are employed by the Company on the day immediately preceding the Closing Date, (B) would on the Closing Date be immediately eligible to receive post-retirement medical benefits under any of the Employee Benefit Programs were such employees to retire, and (C) are notified in writing by Parent or Seller that neither the Company nor any of its Affiliates shall maintain or provide similar coverage after the Closing Date with respect to Transferred Employees, to elect in writing prior to the Closing Date to retire and receive medical coverage for such eligible person and his or her dependents; provided, however, that any such Affected Employee shall not be treated as a Transferred Employee hereunder and if employed by the Company or any of its Subsidiaries after the Closing Date, any medical benefits provided under the Employee Benefit Programs shall be secondary to the coverage provided under any such plans maintained for Transferred Employees after the Closing Date.

                 (g) Bonuses. Buyer shall cause the Company and its Subsidiaries to assume all obligations and liabilities for bonuses and incentive payments in connection with the relevant Employee Benefit Programs in effect immediately prior to the Closing Date and shall cause the payment of such bonuses or incentive payments, if any, to be made in accordance with the terms of such Employee Benefit Programs consistent with past practice to the extent such obligations and liabilities have been accrued on the Closing SAP Balance Sheet in accordance with SAP, such accruals to be made in a manner consistent with past practices.

                 (h) Vacation. Buyer shall cause the Company and its Subsidiaries to credit each Affected Employee with the number of unused vacation days credited to such individual through the Closing Date under the applicable vacation policy of his or her employer and shall permit or cause Affected Employees to be permitted to use such vacation days.

                 (i) Welfare Benefits. With respect to each Affected Employee, Parent and Seller shall retain the obligation and liability for claims by any such individual (or his or her covered dependent or COBRA beneficiary) under the Employee Benefit Programs which are employee welfare benefit plans (within the meaning of section 3(1) of ERISA), whether incurred prior to, on or after the Closing Date; provided, however, that with respect to Affected Employees who become Transferred Employees, Parent and Seller shall only retain the obligation and liability for such claims for such persons (or dependents or COBRA beneficiaries) to the extent incurred prior to the Closing Date, regardless of when made. Buyer shall cause the Company and its Subsidiaries to provide for the waiver under the Company's or one of its Subsidiaries' welfare benefit plans covering Transferred Employees on and after the Closing Date of any conditions to coverage with respect to pre-existing medical conditions and shall credit Transferred Employees with any amounts paid prior to the Closing Date in order to satisfy applicable deductible amounts and copayment minimums under the corresponding welfare plans of the Company or one of its Subsidiaries.

                 (j) Workers' Compensation. With respect to each Affected Employee, Parent and Seller shall retain the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to or on the Closing Date.

                 (k) Credit. Buyer, Company and any of its Subsidiaries shall recognize the service credited to Transferred Employees on or prior to the Closing Date to the extent recognized under the Employee Benefit Programs as if such service had been rendered to Buyer or one of its Affiliates in connection with (i) any welfare benefit plan, (within the meaning of Section 3(1) of ERISA) (other than retiree medical and life insurance and layoff or severance pay plans or arrangements), for purposes of any waiting period and eligibility purposes only (including eligibility for benefits that might otherwise be limited due to pre-existing medical conditions or participant co-payments and deductibles) and (ii) any employee pension plan (within the meaning of Section 3(2) of ERISA) for purposes of eligibility and vesting only in which such employees participate and which is made available by Buyer or any of its Affiliates following the Closing.

                 (l) Captive Agent Programs. On or after the Closing Date, Buyer shall cause the Company and its Subsidiaries to retain any obligation or liability with respect to claims incurred on or before the Closing Date under the Captive Agent Programs to the extent that such obligations or liabilities have been accrued or reserved on the financial statements of Harvest Insurance Agency, Inc. and any other claims incurred after the Closing Date; provided, however, that nothing herein shall preclude any amendment or termination of any Captive Agent Program on or after the Closing Date.

                 (m) Third-Party Rights. No provision of this Section 7.8 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Parent, Seller, any of their Affiliates, the Company or any Subsidiaries of the Company in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 7.8 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Company Plans and Benefit Arrangements.

                 (n) Reimbursement of Liabilities. Within five Business Days of receipt by the Company of the Closing SAP Financial Statements, Buyer shall cause the Company or one of its Affiliates to reimburse Parent or Seller for the lesser of the amount of liabilities accrued on the March 31, 1994 Statutory Balance Sheet or the Closing SAP Balance Sheet that relate to pension, post-retirement medical, SERP, SIARP, workers compensation and welfare liabilities which are retained by Parent and Seller in this Section 7.8.

                 (o) Indemnity. Buyer agrees to indemnify Parent, Seller and their Affiliates and to defend and hold Parent, Seller and their Affiliates harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) arising out of any claims by or in respect of any Transferred Employee (or such Transferred Employee's successors or assigns) or Captive Agent with respect to any of the obligations or liabilities which Buyer has agreed to cause the Company or its Affiliates to assume hereunder or any other events arising after the Closing Date, including claims with respect to
(i) assumed severance, (ii) vacation, (iii) bonus or incentive payments, (iv) WARN or any similar state notification law or (v) the Captive Agent Programs. Seller and Parent hereby agree to indemnify Buyer and its Affiliates and to defend and hold Buyer and its Affiliates harmless from and against any and all Losses arising out of (x) any claims by or in respect of any Affected Employee (or such Affected Employee's successors and assigns) under any of the Employee Benefit Programs with respect to any of the obligations or liabilities which Buyer has not agreed to cause the Company or its Affiliates to assume hereunder, (y) any "employee pension plan" (within the meaning of Section 3(2) of ERISA) or any "group health plan" (within the meaning of Section 607 of ERISA) in respect of which the Company or any of its Subsidiaries have any liability solely as a result of being a member of a "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) prior to the Closing Date which includes Parent or Seller (but exclusive of liabilities in connection with Affected Employees under any such plan maintained or contributed to by the Company of any of its Subsidiaries) and (z) any claims by or in respect of any Captive Agents Program with respect to events occurring prior to the Closing Date or Captive Agents to the extent that any such claims, regardless of whether such claims were incurred on or before the Closing Date, exceed the amount reserved for such claims on the most recent financial statements of The Harvest Life Insurance Company. Notwithstanding any other provision of this Agreement to the contrary, the indemnities provided for herein shall not be subject to any minimum or maximum amount of liability or other basket or monetary limitation, and all such indemnities shall survive until 60 days after the expiration of the applicable statute of limitations with respect thereto. Any claim for indemnification by Buyer, Seller or Parent pursuant to this
Section 7.8(o) shall be subject to the procedures set forth in Section 10.5.

                 7.9 Settlement of Intercompany Accounts; Cancellation of Intercompany and Other Agreements. Subject to Section 2.4(g), the parties agree that all intercompany accounts, including all accounts receivable (whether or not currently due and payable), between the Company or any of its Subsidiaries, on the one hand, and Parent, Seller and their Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be settled in full on or prior to the Closing Date (subject to the next sentence). Within five days prior to the Closing Date, Seller will deliver to Buyer a schedule of all amounts to be so settled on the Closing Date. If Buyer agrees with such settlement amounts, Seller will, at Closing, cause such amounts to be settled. If Buyer disagrees with any such settlements, Buyer and Seller will resolve such disagreement in accordance with the procedures set forth in Section 2.4(g), and such settlement payments will be made after such resolution.
Except for the lease and any related agreement entered into pursuant to Section 7.10, any agreements entered into in connection with Section 7.8 and as otherwise provided in this Agreement, Company shall cause any Contracts or Other Agreements between the Company or its Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, to be cancelled. Except in the ordinary course consistent with past practice or as otherwise provided in this Agreement, the Company and its Subsidiaries, on the one hand, and Parent, Seller and their Affiliates (other than the Company and its Subsidiaries), on the other hand, shall not enter into any material Contracts or Other Arrangements with each other or engage in any material transactions with each other without the consent of Buyer, which shall not be unreasonably withheld.

                 7.10 Headquarters Facility. Prior to or contemporaneously with the Closing, Seller and the Company shall enter into a lease, effective as of the Closing Date, to provide the Company and its Subsidiaries with the use for a period of not less than 12 months of not less than 75% of the space presently used for the Company's insurance operations in the premises in Orlando, Florida leased by Seller and such building services agreed upon by the parties at such facility at an aggregate cost equal to market rates for comparable facilities in the area. All costs and expenses of reconfiguring such facilities to segregate the space occupied by the Company and its Subsidiaries from that occupied by the remaining operations of Seller and its Affiliates in such facility (which reconfiguration shall be determined at the reasonable discretion of Seller) shall be borne by Seller.

                 7.11 Name Change. Immediately following the Closing, Buyer shall cause the Company to file an amendment to its certificate of incorporation to change the Company's name to a name that does not include "Harcourt." Buyer and its Affiliates shall not use "Harcourt" or any name or term confusingly similar to "Harcourt" in any corporate name or in connection with the operation of any business; provided, however, that Buyer shall have a period of up to 180 days to use existing stocks of stationery and forms bearing the name "Harcourt" and shall be permitted otherwise to use the name "Harcourt" during such 180 day period, but only to the extent necessary to avoid financial hardship in the course of the transition from the use of the name "Harcourt." Notwithstanding the foregoing, Buyer shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cease using the name "Harcourt" as soon as practicable following the Closing. This Section 7.11 shall not be construed to prohibit the Buyer from using the name "Harcourt" in connection with the filing of any Tax Returns required by the IRS or state tax authorities or the filing of any other documents required by any Governmental or Regulatory Body.

                 7.12 Investments. Parent and Seller will cause each of the Insurance Subsidiaries to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of Assets, and any cash funds currently held by such entity exclusively in the type of assets described on, Section 7.12 of the Company Disclosure Schedule, except as otherwise required by law or except as required to provide cash (in the ordinary course of business and consistent with past practice) to meet such entity's reasonably anticipated current obligations. Parent and Seller will cause the Company and the Insurance Subsidiaries to take such actions as are necessary to ensure that the assets of each Insurance Subsidiary that are classified as nonadmitted under SAP or by the applicable insurance regulatory authorities for such Insurance Subsidiary do not at any time exceed by a material amount the respective amounts of nonadmitted assets for such Insurance Subsidiary as of December 31, 1993. Notwithstanding the foregoing, Parent and Seller will cause the Insurance Subsidiaries to refrain from selling or otherwise disposing of any portfolio asset which will result in the realization, from March 31, 1994 through the Closing Date, of pre-Tax net capital gains or net capital losses in excess of an aggregate of (a) $(10) million in the case of net losses and (b) $10 million in the case of net gains except as provided below. Parent and Seller will cause each of the Insurance Subsidiaries to restructure their invested assets so that through the Closing Date, the option adjusted duration (as hereinafter defined) of the invested assets of the Insurance Subsidiaries of the Company taken as a whole does not differ from the option adjusted duration of the insurance liabilities of the Insurance Subsidiaries of the Company taken as a whole by more than 182 days. Such restructuring will be completed within 30 days of receipt by the Company of the option adjusted duration calculations. Within five days after the date hereof, Seller will retain a nationally recognized actuarial consulting or investment banking firm (the "Third Party Consultant"), subject to Buyer's approval, to calculate the option adjusted duration of the insurance liabilities and the invested assets and recalculate the option adjusted duration of the invested assets each 30 days thereafter, all such calculations to be delivered to the Company, Buyer and Seller. If such restructuring would result in net capital gains in excess of $10 million or net capital losses in excess of $(10) million, in each case from March 31, 1994 through the Closing Date, Seller shall promptly notify Buyer and Buyer must elect to adjust the duration matching requirement and/or allow such transactions as necessary to allow the duration matching requirement to be met. Option adjusted duration shall measure the sensitivity of the value of the invested assets and insurance liabilities to changes in interest rates taking into account the financial options embedded in each of the insurance liabilities and the invested assets. The specific definition and calculation of option adjusted duration shall be agreed upon by Buyer, Seller and the Third Party Consultant.

                 7.13 Resignations of Directors. Parent and Seller will cause such members of the boards of directors and such officers of the Company and its Subsidiaries as are designated by Buyer to tender, effective at the Closing, their resignations from such boards of directors or from such offices.

                 7.14 No Negotiations, etc. Parent and Seller will refrain and will cause each other Person acting for or on behalf of them to refrain from taking, directly or indirectly, any action (i) to seek or encourage any offer (including in connection with any proposed public offering of securities) or proposal from any Person to acquire any assets or shares of capital stock or other securities of the Company or any of its Subsidiaries or any interests therein, (ii) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with the Company or any of its Subsidiaries,
(iii) to liquidate, dissolve, or reorganize the Company or any of its Subsidiaries, (iv) to acquire or transfer any assets of the Company or any of its Subsidiaries or any interests therein, except in the ordinary course of business and consistent with past practice or except as expressly permitted by the terms of this Agreement, (v) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization, or (vi) to furnish or cause to be furnished any information with respect to the Company or any of its Subsidiaries to any Person (other than Buyer) that Parent or Seller (or any Person acting for or on behalf of them) knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution or reorganization. If Parent or Seller receives from any Person (other than Buyer) any offer, proposal, or informational request that is subject to this Section 7.14, Parent or Seller will promptly advise such Person, by written notice, of the terms of this Section 7.14 and will promptly deliver a copy of such notice to Buyer.

                 7.15 Real Estate. Between the date hereof and the Closing Date, Seller (or its designee) will acquire any and all real property owned by the Company or its Subsidiaries that Buyer requests, in its sole discretion, Seller to acquire without any corresponding adjustment in the Final Purchase Price.

                 8. Conditions Precedent to the Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, where permissible, waiver by Buyer of the following conditions:

                 8.1  Representations and Warranties; Covenants and Agreements.
(a) The representations and warranties of Parent, Seller and the Company contained in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all material respects as of such date or period). Each of Parent and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the representations and warranties of Parent and Seller and the Company shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the representations and warranties of the Company.

                 (b) Parent, Seller and the Company shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Each of Parent and Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the covenants and agreements required by this Agreement to be performed or complied with by Parent or Seller and the Company shall have delivered to Buyer a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect with respect to the covenants and agreements required by this Agreement to be performed or complied with by the Company.

                 8.2 Governmental Approvals; Illegality. (a) All authorizations, approvals and consents from Governmental and Regulatory Bodies set forth in Section 4.3 of the Seller Disclosure Schedule, Section 5.2 of the Company Disclosure Schedule and Section 6.3 of the Buyer Disclosure Schedule required for the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and shall no longer be subject to any conditions or limitations other than the occurrence of the Closing (and other than customary conditions uniformly imposed by regulatory authorities in connection with similar acquisitions), and Buyer shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such authorizations, approvals and consents.

                 (b) There shall not be in effect any statute, rule, regulation or order of any court, Governmental or Regulatory Body which prohibits, enjoins, or makes illegal the transactions contemplated by this Agreement.

                 (c) There shall not be instituted or pending any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority to recover any damages or obtain other relief (which is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business or condition of the Buyer) as a result of this Agreement or any of the transactions contemplated hereby.

                 8.3 Third Party Consents. There shall have been obtained all consents and approvals from parties to Contracts or Other Agreements with Parent, Seller, the Company or any Subsidiaries of Parent or the Company that are required in connection with the performance by Parent, Seller and the Company of their respective obligations under this Agreement, except for such consents and approvals the failure of which so to have obtained could not reasonably be expected to have a Material Adverse Effect.

                 8.4 Hart-Scott-Rodino. The waiting period under HSR, including any extension thereof, shall have expired or been terminated.

                 8.5 Opinions of Counsel to Parent, Seller and the Company. Buyer shall have received the opinions of the General Counsel of Parent and Seller, counsel to Parent and Seller and the General Counsel of the Company, dated the Closing Date and addressed to Buyer, substantially in the forms of Exhibits A-1, A-2 and A-3, respectively.

                 8.6 No Material Adverse Change. There shall not have occurred since October 31, 1993 any change in the business or condition (financial or otherwise) of the Company or its Subsidiaries that has had or is reasonably likely to have a Material Adverse Effect, other than changes resulting from a change in general economic or market conditions or matters affecting the life or health insurance industry generally.

                 9. Conditions Precedent to the Obligations of Parent, Seller and the Company. The obligations of Parent, Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, where permissible, waiver by Parent and Seller of the following conditions:

                 9.1  Representations and Warranties; Covenants and Agreements.
(a) The representations and warranties of Buyer contained in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all material respects as of such date or period). Buyer shall have delivered to Parent and Seller a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect.

                 (b) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Parent and Seller a certificate, dated the Closing Date and signed by one of its Executive Officers, to the foregoing effect.

                 9.2 Governmental Approvals; Illegality. (a) All authorizations, approvals and consents from Governmental and Regulatory Bodies set forth in Section 4.3 of the Seller Disclosure Schedule, Section 5.2 of the Company Disclosure Schedule and Section 6.3 of the Buyer Disclosure Schedule required for the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and shall no longer be subject to any conditions or limitations other than the occurrence of the Closing (and other than customary conditions uniformly imposed by regulatory authorities in connection with similar acquisitions), and Parent, Seller and the Company shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such authorizations, approvals and consents.

                 (b) There shall not be in effect any statute, rule, regulation or order of any court, Governmental or Regulatory Body which prohibits, enjoins or makes illegal the transactions contemplated by this Agreement.

                 9.3 Third Party Consents. There shall have been obtained all consents and approvals from parties to Contracts or Other Agreements with Buyer or any of its Affiliates that are required in connection with the performance by Buyer of its obligations under this Agreement, except for such consents and approvals the failure of which to have so obtained could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                 9.4 Hart-Scott-Rodino. The waiting period under HSR, including any extension thereof, shall have expired or been terminated.

                 9.5 Opinion of Counsel to Buyer. Parent, Seller and the Company shall have received the opinion of the General Counsel of Buyer, dated the Closing Date and addressed to Parent, Seller and the Company, substantially in the form of Exhibit B.

                 10.  Survival and Indemnification.

                 10.1 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery hereof and the Closing hereunder, and thereafter (i) in the case of the representations and warranties contained in Section 4.5, such representations and warranties shall survive until 60 days after the expiration of the applicable statute of limitations with respect to the subject matter thereof, (ii) in the case of the representations and warranties contained in Sections 4.14 and 5.12 (except as otherwise specifically provided in Section 7.8(o)), such representations and warranties shall survive until the fifth anniversary of the Closing Date, (iii) in the case of the representations and warranties contained in Sections 4.10(l) and 4.10(m), such representations and warranties shall survive until the third anniversary of the Closing Date, (iv) in the case of all other representations and warranties, such representations and warranties shall expire on February 28, 1996, except that in the case of the representations and warranties contained in Section 4.10, insofar as such representations and warranties relate to Income Taxes of the Company or any Subsidiary or to Employment and Withholding Taxes, such representations and warranties shall not survive the Closing, it being the intention of the parties that Buyer's rights against Seller with respect to such Income Taxes and Employment and Withholding Taxes shall be governed solely by Section 11.2, and
(v) provided, that any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 10.1 to the extent that notice of a breach thereof giving rise to a right of indemnification shall have been given by a party hereto in accordance with this Article 10 prior to such time.

                 10.2 Indemnification by Parent and Seller. From and after the Closing, subject to the provisions of Section 10.1 (which shall govern the period during which each of the following indemnities shall remain in effect, except as otherwise specified below), Parent and Seller jointly and severally shall indemnify and hold harmless Buyer from and against any and all Losses incurred or suffered by Buyer, the Company and their respective Affiliates and their respective officers, directors, employees, agents and representatives arising out of, resulting from, or relating to (a) any breach of any of the representations or warranties made by Parent, Seller or the Company in this Agreement, (b) any failure by Parent, Seller or the Company to perform any of its respective covenants or agreements contained in this Agreement, (c) any denial by any of the Insurance Subsidiaries of mandated health benefits under a health insurance policy underwritten by such Insurance Subsidiary and (d) the employment or termination of employment, including a constructive termination, by the Company or any of its Subsidiaries of any individual (including, but not limited to, any employee of the Company or any of its Subsidiaries) attributable to any actions or inactions occurring prior to the Closing Date, with respect to which a claim, complaint or proceeding is filed or instituted, within one year (or with respect to claims, complaints or proceedings involving sexual harrassment, five years) after the Closing Date, with any court or applicable administrative agency; provided that Parent and Seller shall not be obligated to indemnify and hold harmless Buyer from and against any and all Losses in accordance with the foregoing until the aggregate amount thereof exceeds $5,000,000, at which time Buyer shall be entitled to indemnification as set forth above, including with respect to the first $5,000,000 of such Losses; and the aggregate amount of Losses in respect of which Buyer shall be entitled to indemnification in accordance with this Section 10.2 shall not exceed $250,000,000. Notwithstanding the foregoing, (i) the indemnity relating to a breach of the representation and warranty contained in Section 4.5 shall not be subject to any minimum or maximum amount of liability or other basket or monetary limitation, and (ii) this Article 10 shall not apply to the matters governed by Section 7.8(o) (other than the procedural provisions of Section 10.5) or Article 11.

                 10.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller and Parent from and against any and all Losses incurred or suffered by Parent, Seller and their respective Affiliates and their respective officers, directors, employees, agents and representatives arising out of, resulting from, or relating to (a) subject to
Section 10.1, any breach of any of the representations or warranties made by Buyer in this Agreement; and (b) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement.

                 10.4 Environmental Indemnification. Parent and Seller hereby agree to indemnify and hold Buyer harmless against any and all Losses arising out of or resulting from any Environmental Law in effect as of the Closing Date, to the extent such Losses result from conditions existing as of or prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, the indemnities provided for in this Section 10.4 shall not be subject to any minimum amount of liability or other basket or monetary limitation, and all such indemnities shall survive until 60 days after the expiration of the applicable statute of limitations with respect thereto.

                 10.5 Procedure. (a) In the event that any Person shall incur or suffer any Losses in respect of which indemnification may be sought hereunder by Buyer, Seller or Parent, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnitor") stating the nature and basis of such claim. In the case of Losses arising or which may arise by reason of any third party claim, promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation with respect to any matter in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within 30 days after receipt of the Notice, in which event the Indemnitor shall assume all future responsibility for such Litigation. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such Litigation.
As long as the Indemnitor is contesting any such Litigation in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims brought under such Litigation. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this Section 10.5(a), the Indemnitee shall be permitted to participate in the defense of such Litigation and to employ counsel at its own expense; provided, however, that if the defendants in any action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor; provided that the Indemnitor shall not be obligated to pay the expenses of more than one separate counsel for all Indemnitees.

                 (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time and as required above, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made in such Litigation or any settlement thereof effected by the Indemnitee, provided that any such determination or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee's claim for indemnification and provided that the Indemnitee shall not effect any such settlement without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld). The failure of the Indemnitor to assume the defense of any such Litigation shall not be deemed a concession that it is required to indemnify the Indemnitee for the subject matter of such Litigation. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                 (c) Any payment by any Indemnitor in indemnification hereunder shall be treated as an adjustment to the Final Purchase Price.

                 11.  Tax Matters.

                 11.1 Certain Tax Matters. (i) With respect to Seller's sale of the Shares hereunder, Seller and Buyer shall jointly make timely and irrevocable elections under section 338(h)(10) of the Code (which elections shall be made with respect to the Company and each of its Subsidiaries), and, if permissible, similar elections under any applicable state or local income tax laws. Buyer and Seller agree to report the transfer under this Agreement consistent with such elections under section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in section 1313(a) of the Code) or any similar state or local tax provision.

                  (ii) To the extent possible, Buyer, Parent, Seller and the Company agree to execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, Buyer, Parent, Seller and the Company agree to prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Buyer, Parent, Seller and the Company shall each cause the Section 338 Forms to be duly executed by an authorized person for Buyer, Parent, Seller or the Company, in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

                 (iii) Buyer shall reasonably determine the fair market value of the assets of the Company and the Subsidiaries and the allocation of the Deemed Sale Price (as defined below) among such assets (the "Allocation").
Buyer shall deliver to Seller a schedule setting forth the Allocation as soon as practicable after the Closing Date (the "Allocation Schedule"). If the Allocation could reasonably be expected to have a material adverse effect on Seller, then Seller shall be entitled to have Seller's reasonable comments incorporated into the Allocation Schedule. Seller, Buyer, the Company and the Subsidiaries shall file all Tax Returns consistently with the Allocation Schedule.

                  (iv) Within sixty days after the Closing Date, Buyer shall provide to Seller schedules setting forth Buyer's determination of (A) the aggregate bases of the assets of the Company and the Subsidiaries on the Closing Date (determined without giving effect to the Elections) (the "Aggregate Asset Bases") and (B) the deemed sale price of the assets of the Company and the Subsidiaries resulting from the Elections pursuant to Treas. Reg. Section 1.338(h)(10)-1(f) (the "Deemed Sale Price") (the "Schedules"). Buyer shall permit Seller to review the books and records of the Company and the Subsidiaries to the extent reasonably necessary for Seller to review the Schedules. Seller shall notify Buyer in writing of any objections to Buyer's computation of the Aggregate Asset Bases and the Deemed Sale Price within twenty days of receipt of the Schedules. If Seller fails to object in writing to the Schedules within twenty days of receipt, the Schedules shall be deemed to be final. If Seller makes a timely written objection to the Schedules, then Seller and Buyer shall negotiate in good faith to resolve any matters in dispute. If Seller and Buyer are unable to resolve all matters in dispute with respect to the Schedules within thirty days of the receipt by Buyer of Seller's written objection, then Seller and Buyer shall submit any remaining disputed matters to the Settlement Auditor for resolution. Seller and Buyer will cooperate with the Settlement Auditor to resolve the remaining disputed items. Seller and Buyer will each pay one-half of the fees and expenses of the Settlement Auditor. The Settlement Auditor's resolution of any such disputed items will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, Seller and Buyer.

                   (v) Within ten days after the Aggregate Asset Bases and the Deemed Sale Price have been finally determined, Seller shall pay to Buyer as an adjustment to the Closing Purchase Price the Basis Step-Up Deficit or Buyer shall pay to Seller as an adjustment to the Closing Purchase Price the Basis Step-Up Excess, as the case may be. The term "Basis Step-Up Deficit" shall mean the product of (i) $2 million times (ii) the ratio of (X) $70 million minus the Bases Step-Up (provided that (X) shall not be less than zero) to (Y) $10 million. The term "Basis Step-Up Excess" shall mean the product of
(i) $2 million times (ii) the ratio of (X) the Basis Step-Up minus $70 million (provided that (X) shall not be less than zero) to (Y) $10 million. The "Basis Step-Up" shall mean the Deemed Sale Price (computed without regard to any payment of the Basis Step-Up Deficit or the Basis Step-Up Excess under this
Section 11.1(v) minus the Aggregate Asset Bases.

                  (vi) In the event that following the Closing Date there is an adjustment for federal Income Tax purposes by a taxing authority and the effect of such adjustment is that the Aggregate Asset Bases, the Deemed Sale Price, the Basis Step-Up Deficit or the Basis Step-Up Excess (including, without limitation, by reason of the invalidity of the Elections) is changed, then upon the final resolution of such adjustment Buyer shall recompute the Basis Step-Up Deficit or the Basis Step-Up Excess, as the case may be. Buyer shall give Seller notice of such recomputed Basis Step-Up Deficit or Basis Step-Up Excess. Within ten days thereafter, Seller shall pay Buyer the excess of the recomputed Basis Step-Up Deficit over the Basis Step-Up Deficit as originally computed or the excess of the Basis Step-Up Excess as originally computed over the recomputed Basis Step-Up Excess or Buyer shall pay Seller the excess of the recomputed Basis Step-Up Excess over the Basis Step-Up Excess as originally computed or the excess of the Basis Step-Up Deficit as originally computed over the Basis Step-Up Deficit as recomputed, as the case may be.

                 11.2 Tax Indemnification. (a) Parent and Seller jointly and severally shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) from and against any and all Losses for or in respect of each of the following:

                   (i) any and all Income Taxes with respect to any taxable period of the Company or any Subsidiary (or any predecessor) ending on or before the Closing Date (including Income Taxes arising as a result of the Elections);

                  (ii) any and all Income Taxes resulting from the Company or any Subsidiary having been (or ceasing to be) included in any affiliated, consolidated, combined or unitary Tax Return that included the Company or any Subsidiary (or any predecessor) for any taxable period (or portion thereof) ending on or before the Closing Date (including without limitation any liability for Taxes resulting from a "deferred intercompany transaction", within the meaning of Treasury Regulation Section 1.1502-13(a)(2) (or any analogous or similar provision under state, local or foreign law), that occurred on or before the Closing Date);

                 (iii) any and all Income Taxes of any member of an affiliated, consolidated, combined or unitary group (other than the Company or any Subsidiary) of which the Company or any Subsidiary (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation;

                  (iv)    any and all Employment and Withholding Taxes; and

                   (v) any and all Income Taxes allocated to the Seller pursuant to Section 11.2(c) hereof and not previously paid thereunder.

                 (b) Buyer agrees to indemnify and hold harmless Seller and its Affiliates from and against (and Seller and its Affiliates shall have no liability under Section 11.2(a) on account of) any and all Losses for or in respect of any and all Taxes of the Company or any of its Subsidiaries (or any predecessor) that are not described in Section 11.2(a) except for such Taxes arising from a breach of a representation or warranty contained in 4.10, to the extent such representation or warranty has not expired pursuant to Section
10.1.

                 (c) Seller and Buyer shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of the Company and its Subsidiaries on the Closing Date. In any case where applicable law does not permit the Company or any Subsidiary of the Company to close its taxable year on the Closing Date, then Income Taxes attributable to the taxable period of the Company or such Subsidiary beginning on or before and ending after the Closing Date shall be allocated (i) to Seller for the period up to and including the Closing Date and (ii) to Buyer for the period subsequent to the Closing Date. Any allocation required to determine any Income Taxes attributable to any period beginning on or before and ending after the Closing Date (including without limitation any Taxes resulting from a Tax audit or administrative or court proceeding) shall be made by means of a closing of the books and records of each of the Company and its Subsidiaries as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days.

               (d) (i)    Promptly after receipt by Buyer or its Affiliates of
written notice of the assertion or commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax covered by Section 11.2(a) (each a "Tax Claim"), Buyer shall notify Seller. Such notice shall contain factual information (to the extent known by Buyer, the Company or any of its Subsidiaries) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of Buyer to give Seller prompt notice as provided herein shall not relieve Seller of any of its obligations under Section 11.2, except to the extent that the Seller is materially prejudiced by such failure.

                  (ii) Seller shall have the sole right to represent the Company's or any of its Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to any Tax covered by Section 11.2(a) and to employ counsel of its choice; provided that if the results of such Tax audit or proceeding (other than a Tax audit or proceeding with respect to any Seller Consolidated and Combined Return, as to which Seller's sole obligation will be to keep Buyer duly informed of the progress thereof) could reasonably be expected to have a material adverse effect on the business or condition of Buyer, the Company, any Subsidiary or their Affiliates for any taxable period including or ending after the Closing Date, then Seller and Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld. Seller shall promptly notify Buyer if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding.

                 (iii) With respect to any taxable period of the Company or any of its Subsidiaries beginning before and ending after the Closing Date, Buyer and Seller shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding relating to any Tax covered by
Section 11.2 (a) and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld; provided, however, that if either party shall refuse to consent to any settlement, closing or other agreement that the other party proposed to accept (a "Proposed Settlement"), then (1) the liability with respect to the subject matter of the Proposed Settlement of the party who proposed to accept the Proposed Settlement shall be limited to the amount that such liability would have been if the Proposed Settlement had been accepted and
(2) the other party shall be responsible for all expenses incurred thereafter in connection with the contest of such Tax audit or proceeding except to the extent that the final settlement imposes less liability on the party who proposed to accept the Proposed Settlement than the Proposed Settlement would have imposed.

                  (iv) Seller shall promptly notify Buyer of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which could reasonably be expected to affect the liability of the Company or any Subsidiary for Taxes and Seller shall keep Buyer duly informed of the progress thereof.

                 (e) (i) Seller shall properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed, all Income Tax Returns which include the Company or any of its Subsidiaries or their assets or operations for all taxable periods of the Company and its Subsidiaries ending on or before the Closing Date (which Tax Returns shall include the Company and its Subsidiaries and the reportable items from the assets or operations of the Company and its Subsidiaries through and including the Closing Date). Such Tax Returns (insofar as they relate to the Company or any Subsidiary) shall be prepared in a manner consistent with past practices, and the Company and the Subsidiaries shall pay or cause to be paid all Taxes shown as due on such Tax Returns or otherwise levied or assessed upon the Company or any Subsidiary or any of its Assets on or prior to the Closing Date. Such Tax Returns shall be provided to Buyer for Buyer's review and comment 30 days prior to filing, and Buyer shall be entitled to suggest to Seller any reasonable changes to such Tax Returns. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Returns and mutually to consent to the filing as promptly as possible of such Tax Returns. In the event the parties are unable to resolve any dispute within ten days following the delivery of such Tax Returns, the parties shall jointly request the Settlement Auditor to resolve any issue at least five days before the due date of any such Tax Return, in order that such Tax Return may be timely filed. Seller and Buyer shall each pay one-half of the Settlement Auditor's fees and expenses. Seller shall, subsequent to the Closing Date, provide written notice to Buyer of the filing of any amended Tax Return or claim for refund with respect to any taxable period ending on or prior to the Closing Date and if any such filing could reasonably be expected to have a material adverse effect on the business or condition of Buyer, the Company, any Subsidiary, or their Affiliates for any taxable period including or ending after the Closing Date, Seller will not make such filing without the consent of Buyer, which consent will not be unreasonably withheld.

                  (ii) Except as set forth in clause (iii) below, Buyer shall be responsible for filing all other Tax Returns required to be filed after the Closing Date by or on behalf of the Company and its Subsidiaries, or with respect to their assets and operations.

                 (iii) With respect to any Income Tax Return required to be filed by Buyer for a taxable period of the Company or any of its Subsidiaries beginning on or before the Closing Date and ending after the Closing Date, Buyer shall deliver, at least 30 days prior to the due date for filing such Tax Return (including extensions), to Seller a statement setting forth the amount of Tax allocated to Seller pursuant to Section 11.2(c) (the "Tax Statement") and copies of such Tax Returns, and Buyer shall cause the Company and the Subsidiaries to pay all Taxes shown as due on such Tax Returns. Seller shall have the right to review such Tax Return and the Tax Statement prior to the filing of such Tax Return and to suggest to Buyer any reasonable changes to such Tax Returns. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and the Tax Statement and mutually to consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute within ten days following the delivery of such Tax Return and the Tax Statement, the parties shall jointly request the Settlement Auditor to resolve any issue in dispute as promptly as possible. If the Settlement Auditor is unable to make a determination with respect to any disputed issue within five Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then Buyer may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without Seller's consent. Notwithstanding the filing of such Tax Return, the Settlement Auditor shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to Seller pursuant to
Section 11.2(c) shall be as determined by the Settlement Auditor. The fees and expenses of the Settlement Auditor shall be paid one-half by Buyer and one-half by Seller. Nothing in this Section 11.2(e)(iii) shall excuse Seller from its indemnification obligations pursuant to Section 11.2 hereof if the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are allocable to Seller pursuant to Section 11.2(c), exceeds the amount determined under this Section 11.2(e)(iii).

                  (iv) Seller and Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by Seller or Buyer for the preparation and timely filing of any Tax Returns required to be prepared and filed by Seller or Buyer hereunder, or in connection with the preparation or filing of any election, claim for refund, consent or certification.

                 (f) Seller and Buyer shall provide to each other, and Buyer shall cause each of the Company and its Subsidiaries to provide to Seller, full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of each of the Company and its Subsidiaries as Seller or Buyer, as the case may be, may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of Seller, Buyer, the Company, or any Subsidiary of the Company to furnish to Seller or Buyer, as the case may be, such additional Tax and other information and documents in the possession of such persons as Seller or Buyer may from time to time reasonably request.

                 (g) Any claim for indemnity hereunder may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

                 (h) The party seeking indemnification or other payment pursuant to this Section 11.2 (Seller or Buyer, as the case may be) shall give the other party written notice of claim for indemnification or payment, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the other party copies of all books, records and other information reasonably requested by the other party to the extent necessary to substantiate such claim and verify the amount thereof. If reasonably necessary in order to make or substantiate a claim (or to determine if a claim should be made), each party shall be permitted access to the other party's books, records and other information in connection therewith. The party requested to make any indemnity or other payment pursuant to this Section
11.2 shall deliver to the party requesting payment, within 30 days after receiving both the foregoing notice and all books, records and other information reasonably requested by it, a detailed statement describing its objections (if any) thereto. The parties shall use reasonable efforts to resolve any such objections, but if they do not obtain a final resolution within 30 days (or any longer period mutually agreed to by the parties) after the party requesting indemnification (or other payment) has received the statement of objections, the Settlement Auditor shall resolve any remaining objections. Seller and Buyer shall each pay one-half of the Settlement Auditor's fees and expenses.

                 (i) Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Buyer, as an adjustment to the Final Purchase Price, from and against any Losses arising after the Closing
Date arising under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company or any Subsidiary, any predecessor of the Company or any Subsidiary, or any transferor to the Company or any Subsidiary, is a party or is obligated thereunder, in each case on or prior to the Closing Date. Neither Seller, Buyer, the Company nor any Subsidiary shall have any liability pursuant to the Tax Allocation Agreement after the Closing Date except as specifically contemplated under this Agreement.

                 11.3 Tax Related Adjustments. (a) Seller and Buyer agree that any indemnity payment made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Final Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to Buyer, the Company or any Subsidiary for federal Income Tax purposes by any taxing authority, the Seller shall indemnify the Buyer for any Taxes payable by the Buyer, the Company or any Subsidiary by reason of the receipt of such indemnity payment (including any payments under this Section 11.3), determined at a Tax rate equal to 37%.

                 (b) An indemnity payment otherwise due and payable hereunder shall be decreased (but not below zero) to the extent of any net actual reduction in federal Income Tax liability that is actually realized by the indemnitee upon its payment of an indemnifiable loss, determined at a Tax rate equal to 37%.

                 (c) Except as provided in Section 11.3(d), Buyer shall pay to Seller any refund of any Tax covered by Section 11.2(a) or the amount of actual reduction in such Taxes realized (or portion of either thereof) after the Closing Date by Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) relating to such Taxes imposed on or with respect to Seller or any of its Affiliates (including the Company or any of its Subsidiaries) with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date. Buyer shall pay to Seller such refund (including interest received thereon) (reduced by any actual Tax increase or actual Tax detriment to Buyer, the Company or any Subsidiary, but increased by any actual Tax benefit resulting from such payment) or the amount of any such reduction in Taxes promptly upon receipt thereof by the recipient thereof. Buyer shall, if Seller requests, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller is entitled under this Section 11.3(c), and Buyer shall permit Seller to control the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate powers of attorney such Persons as Seller shall designate to represent such entity with respect to such refund claim; provided, however, that Buyer must consent to any such refund claim, which consent may not be unreasonably withheld, and that any such refund claim shall be at the sole expense of the Seller.

                 (d) Seller agrees that to the extent that the Company or any of its Subsidiaries realizes any Tax attribute after the Closing Date that may be carried back to a taxable period ending on or prior to the Closing Date, Seller shall, at Buyer's sole expense, permit such carryback, shall cooperate in the filing of any required returns or claims for refund and shall pay Buyer any Tax refund received or the amount of any reduction in Taxes so obtained by the Seller Group (as hereinafter defined); provided, however, in the event that any Tax attribute generated after the Closing Date by Buyer, the Company or any Subsidiary of the Company or any Subsidiaries or any member of any affiliated group (or other group filing on a combined basis) of which any thereof is a member (any of the foregoing being referred to herein as a "Buyer Group Member") is carried back to a taxable year (or portion thereof) of Parent's affiliated group (or other group filing on a combined basis of which Seller is a member) (the "Seller Group") that ended on or prior to the Closing Date and, as a result of such carryback by such Buyer Group Member, any Tax attribute generated by the Seller Group (whether in the same year or in a subsequent year) is not capable of being carried back to the same extent it would have been had no such Buyer Group carryback occurred, Buyer shall pay to Seller one-half of the amount sufficient to place the Seller Group in the same position as it would have been in if no such Buyer Group carryback occurred (except that Seller shall pay Buyer (when and as actually realized) one-half of any refund of Taxes or actual reduction of Taxes otherwise payable by the Seller Group that is subsequently realized by the Seller Group as a result of the Seller Group's use of any Tax attributes that would otherwise have been utilized by the Seller Group earlier had the Tax attribute of Buyer, the Company or any Subsidiary of the Company (or any other Buyer Group Member) not been so carried back, and provided, further, that if Seller makes a payment pursuant to this
Section 11.3(d) on account of a refund of Taxes, or an actual reduction of Taxes of the Seller Group and it is later determined (as a result of an audit adjustment or otherwise) that the seller Group is liable for the return thereof to the applicable taxing authority, Buyer shall promptly remit to Seller the amount required to be remitted to the applicable taxing authority (not in excess of the amount received by Buyer).

                 11.4 Transfer Taxes. Seller shall pay, or cause to be paid, any transfer Tax or fee, recordation or similar Tax or fee, deed, stamp or other Tax, grantor's or grantee's Tax, recording charge, fee, or other similar cost or expense of any kind required or customary in the applicable jurisdiction in connection with the effectuation of the transfer of the Shares and all transactions pursuant to this Agreement (including the Elections), whether such Tax or fee is imposed on Buyer, Seller, the Company or any Subsidiary.

                 12.  Termination.

                 12.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                 (a)      by mutual written consent of Buyer, Parent and Seller;
or

                 (b) by Buyer or Parent and Seller if the Closing shall not have occurred on or before February 28, 1995; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                 (c) by Buyer or Parent and Seller if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

                 12.2 Survival; Expenses. (a) If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 12.2, Section 7.4(b) and Article 13. None of the parties hereto shall have any liability in respect of a termination of this Agreement, except to the extent that such termination results from a breach of the representations, warranties, covenants or agreements of Parent and Seller, on the one hand, or Buyer, on the other hand, under this Agreement.

                 (b) Except as otherwise specifically provided herein, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants.

                 13.  Miscellaneous.

                 13.1 Public Announcements. No party shall issue any news release or make any public announcement concerning this Agreement or any of the transactions contemplated hereby without the advance approval thereof by Parent and Buyer; provided, however, that any party may make any public disclosure that it reasonably believes, upon the advice of its general counsel, is required by applicable federal or state securities laws in which case the disclosing party shall use commercially reasonable efforts to advise the other party or parties prior to making such disclosure. Subject to the prior sentence, Parent and Buyer shall cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby.

                 13.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when actually received by the relevant party as follows:

         if to Buyer, to:         General Electric Capital Corporation
                                  292 Long Ridge Rd.
                                  Stamford, CT  06927-5000
                                  Attention:  Kurt Bolin
                                  Facsimile:  203-357-6527

         with copies to:

                                  Weil, Gotshal & Manges
                                  767 Fifth Avenue
                                  New York, NY  10153
                                  Attention:  Ted S. Waksman, Esq.
                                  Facsimile:  212-310-8007

                                           and

                                  GNA Corporation
                                  Two Union Square
                                  601 Union Street
                                  Seattle, Washington  98111-0490
                                  Attention:  Geoff Stiff
                                  Facsimile:  206-583-2882


         if to Parent, Seller or, prior the to Closing, the Company, to:

                                  Harcourt General, Inc.
                                  27 Boylston Street
                                  Chestnut Hill, Massachusetts  02167
                                  Attention:  Eric P. Geller, Esq.
                                              Senior Vice President and
                                                General Counsel
                                  Facsimile:  (617) 731-2354

                          with copies to:

                                  Simpson Thacher & Bartlett
                                  425 Lexington Avenue
                                  New York, New York  10017-3909
                                  Attention:  Robert L. Friedman, Esq.
                                  Facsimile:  (212) 455-2502

                                           and

                                  Polsinelli, White, Vardeman & Shalton
                                  700 West 47th Street
                                  Suite 1000
                                  Kansas City, Missouri  64112
                                  Attention:  Robert B. Sullivan, Esq.
                                  Facsimile:  (816) 753-1536

                 Any party may by notice given in accordance with this Section
13.2 to the other parties designate another address or Person for receipt of notices hereunder.

                 13.3 Non-Competition. (a) Parent covenants and agrees that for a period of three years from the Closing Date it shall not engage, directly or indirectly, in any life insurance business enterprise in the United States, either as a principal, employer, owner, agent, shareholder, operator, partner or in any other manner, except that

                   (i) Parent may hereafter acquire, directly or indirectly, such a business enterprise coincidently with the acquisition of another business enterprise where no greater than 20% of the consolidated or combined gross revenues of such business enterprises for the most recently concluded fiscal year were derived from life insurance operations; and

                  (ii) Parent may acquire, directly or indirectly, an equity interest of less than 5% in such a business enterprise for investment purposes only.

                 (b) In the event that the above covenant, or any part thereof, is rendered illegal or unenforceable by any court as to any jurisdiction, or if a court shortens the term of such covenant, the remainder of this Agreement shall remain in full force and effect as to that jurisdiction and for the maximum period permitted where the covenant has not been declared illegal or unenforceable.

                 (c) Parent hereby acknowledges and agrees that the restrictions in this Section 13.3 are reasonable and valid and all defenses to the strict enforcement thereof by Buyer are hereby waived by Parent.

                 13.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written or oral, with respect thereto.

                 13.5 Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, except as provided in Section 13.12, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                 13.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

                 13.7 Binding Effect; Assignment Limited. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and legal representatives.

                 (b) Neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other parties hereto, except that Buyer may assign all or any portion of its interest in this Agreement to any one or more Affiliates of Buyer pursuant to an assignment under which such assignees assume and agree to perform all of the obligations of Buyer hereunder; provided that, notwithstanding any such assignment, Buyer shall remain liable to perform all obligations hereunder.

                 13.8 No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                 13.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                 13.10 Schedules. (a) The Schedules hereto are a part of this Agreement as if fully set forth herein.

                 (b) Any item appearing in either the Seller Disclosure Schedule or the Company Disclosure Schedule pursuant to any one Section of this Agreement shall be deemed to have been listed in such disclosure schedules with respect to any other Section of this Agreement where such listing may be deemed to be required, and all disclosures in the Seller Disclosure Schedule or the Company Disclosure Schedule shall be deemed to refer solely to matters as they exist at the date of this Agreement, unless a different date is specified in such disclosure schedule.

                 13.11 Headings. The article, section and paragraph headings in this Agreement are for convenience only, and shall not control or affect the meaning or construction of any provision of this Agreement.

                 13.12 Remedies. The parties hereto agree that money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

                 13.13 Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

                 IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                  HARCOURT GENERAL, INC.



                                  By:
                                     Robert J. Tarr, Jr.
                                     President and Chief Executive Officer


                                  HARCOURT BRACE & COMPANY



                                  By:
                                     Robert J. Tarr, Jr.
                                     Vice President


                                  HARCOURT GENERAL INSURANCE, INC.



                                  By:
                                     Robert J. Tarr, Jr.
                                     Vice Chairman


                                  GENERAL ELECTRIC CAPITAL CORPORATION



                                  By:
                                     Patrick E. Welch
                                     Attorney-in-fact